SCHEDULE 14A INFORMATION

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Sun Microsystems, Inc.

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SUN MICROSYSTEMS, INC.

4150 Network Circle

Santa Clara, California 95054

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

November 5, 2008

10:00 a.m. Pacific Standard Time

Dear Stockholder:

You are cordially invited to attend Sun’s 2008 Annual Meeting of Stockholders, which will be held on Wednesday, November 5, 2008 at 10:00 a.m., Pacific Standard Time, at Sun’s Auditorium, located at the Santa Clara Campus, 4030 George Sellon Circle, Santa Clara, California 95054, for the following purposes:

1.	To elect to the Board of Directors the eleven nominees named in the Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009;

3.	To approve amendments to our Restated Certificate of Incorporation and Bylaws to eliminate all supermajority voting provisions contained therein;

4.	To approve amendments to our 1990 Employee Stock Purchase Plan to increase the authorized shares issuable thereunder by an additional 57,000,000 shares, extend the term by an additional ten years and make certain other administrative changes;

5.	To consider three stockholder proposals, if each is properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on September 15, 2008 are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. A list of those stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

As owners of Sun, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

Sincerely,

MICHAEL A. DILLON

Executive Vice President, General Counsel and Secretary

Santa Clara, California

September 24, 2008

SUN MICROSYSTEMS, INC.

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Our Board of Directors (the “Board”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2008 annual meeting of stockholders (the “Annual Meeting”), which will take place on November 5, 2008. We made these materials available to stockholders beginning on September 24, 2008. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2008 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are seven items that will be voted on at the Annual Meeting:

1.	The election to the Board of the eleven nominees named in this Proxy Statement;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009;

3.	A proposal regarding amendments to Sun’s Restated Certificate of Incorporation and Bylaws to eliminate all supermajority voting provisions contained therein;

4.	A proposal regarding amendments to Sun’s 1990 Employee Stock Purchase Plan to increase the authorized shares issuable thereunder by an additional 57,000,000 shares, extend the term of the plan by an additional ten years and make certain other administrative changes;

5.	A stockholder proposal regarding an advisory vote on compensation, if properly presented at the meeting;

6.	A stockholder proposal regarding an amendment to Sun’s Bylaws related to the approval of stockholder rights plans, if properly presented at the meeting; and

7.	A stockholder proposal regarding an amendment to Sun’s Bylaws related to the approval of establishing a Board committee on human rights, if properly presented at the meeting.

What are our Board of Directors’ voting recommendations?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of Ernst & Young LLP, “FOR” the approval of the amendments to our Restated Certificate of Incorporation and Bylaws eliminating all supermajority voting provisions, “FOR” the amendments to the 1990 Employee Stock Purchase Plan increasing the authorized shares and extending the term, “AGAINST” the stockholder proposal regarding an advisory vote on compensation, “AGAINST” the stockholder proposal regarding an amendment to our Bylaws related to the approval of stockholder rights plans and “AGAINST” the stockholder proposal regarding an amendment to our Bylaws related to the approval of establishing a Board committee on human rights.

Where are Sun’s principal executive offices located and what is Sun’s main telephone number?

Sun’s principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054. Sun’s main telephone number is (650) 960-1300.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

If you owned Sun’s common stock at the close of business on September 15, 2008 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately [            ] shares of common stock issued and outstanding, of which [            ] were entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Sun.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of Sun’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of Sun’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board; or

•

If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted, except that broker non-votes will have the same affect as votes “against” Proposals 3, 5 and 6. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (election of directors), Proposal 2 (ratification of auditors) and Proposal 3 (elimination of supermajority voting) involve matters that we believe will be considered routine.

Proposal 4 (amendments to Sun’s 1990 Employee Stock Purchase Plan) and Proposals 5 through 7 (the stockholder proposals) involve matters that we believe will be considered non-routine.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors	Each director must be elected by a majority of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting casting their vote “FOR” a director must exceed the number of votes “AGAINST” a director. Please see “Corporate Governance — Majority Vote Standard and Director Resignation Policy” for more information.
Proposal 2 — Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

Proposal 3 — Approval of amendments to Sun’s Restated Certificate of Incorporation and Bylaws to eliminate supermajority voting	To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of at least 75% of the shares outstanding on the Record Date.
Proposal 4 — Approval of amendments to Sun’s 1990 Employee Stock Purchase Plan to increase the authorized shares, extend the term and make certain other administrative changes	To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.
Proposal 5 — Stockholder proposal regarding advisory vote on compensation	To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.
Proposal 6 — Stockholder proposal regarding an amendment to Sun’s Bylaws related to stockholder rights plans	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of at least 75% of the shares outstanding as of the Record Date.
Proposal 7 — Stockholder proposal regarding an amendment to Sun’s Bylaws related to establishing a Board committee on human rights	To be approved by stockholders, this proposal must receive the affirmative “FOR” vote of at least 75% of the shares outstanding as of the Record Date.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your votes. If you choose to cumulate your votes, you will need to notify the Corporate Secretary of Sun in writing at the address of Sun’s principal executive offices prior to the Annual Meeting or notify the chairman of the meeting prior to the commencement of voting at the Annual Meeting of your intent to cumulate your votes. If you hold your shares beneficially in street name and wish to cumulate votes, you should contact the organization that holds your shares prior to the meeting to assist you with this process.

As provided in our Bylaws and Corporate Governance Guidelines, if cumulative voting is invoked and there are a greater number of nominees for election of directors than the total number of directors to be elected, then majority voting will not apply with respect to the election of directors, and the eleven director nominees receiving the highest number of votes will be elected. If cumulative voting is invoked, you will have a total number of votes equal to the total number of directors to be elected, multiplied by the number of shares you hold. You may allocate these votes among the director nominees as you see fit. For example, if you hold 1,000 shares of stock, you could allocate 11,000 “FOR” votes (1,000 x 11 directors to be elected) among as few or as many of the director nominees as you choose.

The proxy holders intend to vote the shares represented by proxies to elect Sun’s eleven director nominees as set forth in Proposal 1. If cumulative voting is in effect at the Annual Meeting, the proxy holders will vote the shares represented by the proxies in order to elect as many of Sun’s eleven director nominees as possible or as they otherwise determine in their discretion. Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sun or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending on December 28, 2008, which we expect to file with the SEC by February 9, 2009.

Who is paying for the cost of this proxy solicitation?

Sun is paying the costs of the solicitation of proxies. We have engaged Morrow & Co., Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $40,000, plus reasonable out-of-pocket expenses. We must also pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, members of our Board, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone, or we may ask our proxy solicitor to solicit proxies on our behalf by telephone for a fee of $5 per phone call, plus reasonable expenses. We will also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

What is the deadline to propose actions for consideration at the 2009 annual meeting of stockholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future annual meetings of stockholders as follows:

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in Sun’s proxy statement for our 2009 annual meeting of stockholders, the written proposal must be received by the Corporate Secretary of Sun no later than May 27, 2009. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2009 annual meeting of stockholders, but you do not intend to have it included in our 2009 proxy statement, your proposal must be delivered to the attention of Michael A. Dillon, the Corporate Secretary of Sun, at our principal executive offices no earlier than June 26, 2009 and no later than July 26, 2009. If the date of our 2009 annual meeting of stockholders is more than 30 calendar days before or 60 calendar days after the one-year anniversary of the date of our Annual Meeting, your proposal must be received by the Corporate Secretary of Sun no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to the date of such annual meeting or (ii) the tenth day following the day we publicly announce the date of the 2009 annual meeting of stockholders. As set forth in our Bylaws, your notice of a stockholder proposal not intended to be included in our 2009 proxy statement must set forth the information required pursuant to Sun’s Bylaws.

Nominations of Director Candidates. Stockholders may propose director candidates for consideration by the Board’s Corporate Governance and Nominating Committee by written notice directed to Michael A. Dillon, the Corporate Secretary of Sun, at the address of our principal executive offices. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. If you want to nominate an individual for election to Sun’s Board at the 2009 annual meeting of stockholders, you must deliver a written notice to the attention of Michael A. Dillon, the Corporate Secretary of Sun, no earlier than June 26, 2009 and no later than July 26, 2009. If the date of our 2009 annual meeting of stockholders is more than 30 calendar days before or 60 calendar days after the one-year anniversary of the date of our Annual Meeting, your proposal must be received by the Corporate Secretary of Sun no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to the date of such annual meeting or (ii) the tenth day following the day we publicly announce the date of the 2009 annual meeting of stockholders. As set forth in our Bylaws, your notice relating to the recommendation or nomination of a director candidate must set forth the information required pursuant to Sun’s Bylaws.

Bylaw Provisions. The relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates are available on our website at www.sun.com/company/cgov/cert.jsp. You may also contact the Corporate Secretary of Sun at our principal executive offices to request a copy of the relevant Bylaw provisions.

How can I communicate with the independent directors on Sun’s Board?

Our Board encourages stockholders who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications electronically by clicking on “Contact Board of Directors” at our corporate governance website located at www.sun.com/company/cgov/index.jsp or by mail to: Michael A. Dillon, Corporate Secretary, Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, California 95054. Stockholder correspondence received addressed to our independent directors will be reviewed by our general counsel or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that our general counsel otherwise determines requires their attention. Our directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

ABOUT OUR BOARD AND ITS COMMITTEES

Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. In addition, at the conclusion of each regularly scheduled, in-person Board meeting, Sun’s independent directors meet in executive session without employee-directors present.

During fiscal 2008, our Board held nine meetings. Each director attended 75% or more of the aggregate number of meetings of the Board and meetings of committees of which he or she served on during fiscal 2008. We encourage directors to attend our annual meetings of stockholders. Unfortunately, due to a change in the date of the 2007 Annual Meeting, only four of our directors serving on the Board as of our 2007 Annual Meeting attended that meeting. We anticipate a significantly higher percentage of our current directors will attend the 2008 Annual Meeting.

Our Board has an Audit Committee, a Leadership Development and Compensation Committee (the “LDCC”), and a Corporate Governance and Nominating Committee (the “CGNC”). The CGNC makes recommendations to the Board concerning committee memberships and the appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of the committees. The following table lists the chairpersons and members of each committee as of the Record Date and the number of meetings held by each committee during fiscal 2008:

Director	Audit	LDCC	CGNC
Scott G. McNealy
James L. Barksdale			Chair
Stephen M. Bennett		Chair
Peter L.S. Currie	Member
Robert J. Finocchio, Jr.	Chair
James H. Greene, Jr.(1)			Member
Michael E. Marks(2)	Member
Patricia E. Mitchell			Member
M. Kenneth Oshman(3)		Member
P. Anthony Ridder		Member
Jonathan I. Schwartz
Number of Meetings in Fiscal 2008	12	6	4

(1)	Mr. Greene joined the Board and the CGNC on May 1, 2008.

(2)	Mr. Marks joined the Audit Committee on August 1, 2007.

(3)	Mr. Oshman served on the CGNC until August 1, 2007.

Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. Among other matters, the Audit Committee:

•	Hires, evaluates performance of and replaces Sun’s independent registered public accounting firm as appropriate;

•	Discusses relationships or issues that could hinder the independence of, and pre-approves the services provided by, Sun’s independent registered public accounting firm;

•	Discusses with management, internal auditors and Sun’s independent registered public accounting firm the quality of Sun’s accounting principles and financial reporting; and

•	Oversees the internal auditing functions and controls.

Each member of the Audit Committee meets the NASDAQ requirements as to independence and financial knowledge and is “independent” as defined in applicable SEC rules. Our Board has determined that all members of the Audit Committee qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter that complies with applicable SEC and NASDAQ requirements, a copy of which can be found on our website at www.sun.com/company/cgov/bcc.jsp.

LDCC. The LDCC has overall responsibility for approving and evaluating our compensation plans, policies and programs applicable to executive officers. Among other matters, the LDCC:

•	Reviews and approves the executive compensation policies, including compensation of the chief executive officer (the “CEO”);

•	Administers the employee equity incentive and stock purchase plans;

•	Reviews executive and leadership development policies, plans and practices; and

•	Advises the Board on executive succession planning.

The LDCC has delegated authority to our CEO to grant equity awards to employees below the level of Vice President. Please see “Executive Compensation — Compensation Discussion and Analysis — Other Compensation Policies” for more information. The members of the LDCC are all independent directors under applicable NASDAQ rules. The LDCC operates under a written charter, a copy of which can be found on our website at www.sun.com/company/cgov/bcc.jsp.

CGNC. The purpose of the CGNC is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and Sun and that Sun has and follows appropriate governance standards. Among other matters, the CGNC:

•	Reviews and approves nominees for service on the Board;

•	Considers candidates recommended by stockholders;

•	Reviews and reports to the Board with regards to matters of corporate social responsibility; and

•	Adopts, reviews and implements corporate governance policies and procedures.

The members of the CGNC are all independent directors under applicable NASDAQ rules. The CGNC operates under a written charter, a copy of which can be found on our website at www.sun.com/company/cgov/bcc.jsp.

Consideration of Director Nominees

The CGNC regularly reviews the current composition and size of the Board. The CGNC considers and evaluates any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the CGNC determines, a search firm. This review may, in the CGNC’s discretion, be based solely on information provided to the CGNC or may also include discussions with persons familiar with the candidate, an interview with the candidate, the retention of third-party interviewers or other actions. The CGNC Policies and Procedures for Director Candidates can be found on our website at www.sun.com/company/cgov/bcc.jsp.

The CGNC evaluates candidates proposed by stockholders using the same criteria as those used for other candidates. In its evaluation of director candidates, including the members of the Board eligible for re-election, the CGNC considers the following:

•	The current size and composition of the Board and the needs of the Board and the committees of the Board;

•

Such factors as issues of independence, diversity, character, acumen, strategic vision and relevant experience, such as technology, accounting and finance, sales and marketing and international experience; and

•	Such other factors as the CGNC may consider appropriate.

The CGNC requires the following minimum qualifications to be satisfied by any candidate for a position on the Board:

•	Possession of the highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	Attributes that are complementary to those of the existing directors;

•	The acumen, drive and skills to assist and support management and make significant contributions to Sun’s success;

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	Diversity of experiences and personal and cultural attributes; and

•	Expansive professional background ensuring a comprehensive appreciation of Sun’s business including technology development, finance, sales and marketing, and international business.

Michael E. Marks was initially appointed to the Board in connection with a private placement transaction between Sun and Kohlberg Kravis Roberts & Co., L.P. (“KKR”) in April 2007, pursuant to which Sun agreed to appoint one person to its Board nominated by KKR. During fiscal 2008, KKR nominated James H. Greene, Jr., a member of KKR, to serve as its nominee to the Board. Upon the recommendation of the CGNC, Mr. Greene was appointed to the Board as KKR’s nominee. Mr. Marks remains a member of the Board, but is no longer affiliated with KKR.

For a description of the process for a stockholder to recommend a director candidate for the CGNC’s consideration or to nominate directors in accordance with our Bylaws, please see “General Information — What is the deadline to propose actions for consideration at the 2009 annual meeting of stockholders or to nominate individuals to serve as directors?”.

DIRECTOR COMPENSATION

Director Summary Compensation Table for Fiscal 2008

The following table summarizes the total compensation earned by directors who were not executive officers during fiscal 2008.

Name	Fees Earned in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
James L. Barksdale	$55,393	$23,261	$17,536	$—	$—	$—	$96,190
Stephen M. Bennett	58,621	23,261	23,852	—	—	—	105,734
Peter L.S. Currie	57,165	23,261	11,606	—	—	—	92,032
Robert J. Finocchio, Jr.	67,165	23,261	16,428	—	—	—	106,854
James H. Greene, Jr.	9,117	—	—	—	—	—	9,117
Michael E. Marks	56,322	23,261	8,894	—	—	—	88,477
Scott G. McNealy(3)	1,000,000	1,321,504	3,068,896	782,250	205,686	70,731	6,449,067
Patricia E. Mitchell	50,393	23,261	16,502	—	—	—	90,156
M. Kenneth Oshman	50,393	23,261	17,536	—	—	—	91,190
P. Anthony Ridder	50,393	23,261	11,606	—	—	—	85,260

(1)	With the exception of Mr. McNealy, includes fees payable for service as a director, committee chair or committee member as described in the narrative accompanying this table. Fees for Mr. Greene were prorated, as he did not provide service as a director or committee member for the entire fiscal year.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008, in compliance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123R (“FAS 123R”) for stock options and restricted stock awards granted in fiscal 2003 through 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements in Sun’s Annual Report on Form 10-K for fiscal 2008 (our “Form 10-K”). These amounts reflect Sun’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year end; (ii) the aggregate number of stock awards and option awards granted during fiscal 2008; and (iii) the grant date fair value of equity awards granted by Sun during fiscal 2008 to each of our directors who was not an executive officer.

(3)	Represents Mr. McNealy’s compensation for his service as an employee of Sun. Mr. McNealy does not receive compensation for his service as a director of Sun.

(4)	Reflects amounts paid under Sun’s 162(m) Executive Officer Performance-Based Bonus Plan.

(5)	Represents solely the increase from fiscal 2007 to fiscal 2008 in the actuarial present value of Mr. McNealy’s accumulated benefit under Sun’s U.S. Vice President Severance Plan. Such increase is measured from the plan measurement date used for financial reporting purposes in our 2007 financial statements to the plan measurement date used for financial reporting purposes in our 2008 financial statements. See “Executive Compensation — Pension Benefits Table” and accompanying narrative for more information.

(6)	Represents: (i) $14,728 for personal use of aircraft; (ii) a tax gross-up of $49,203 with respect to the income imputed to Mr. McNealy for his personal use of aircraft and an estimate of the cost to Sun of the disallowance of corporate tax deductions attributable to the personal aircraft usage by Mr. McNealy; and (iii) $6,800 of matching contributions to Sun’s 401(k) Plan by Sun. The value of Mr. McNealy’s personal aircraft usage is determined based upon the incremental cost of such usage to Sun, including the hourly fees, related fuel expenses, other miscellaneous expenses and taxes paid to NetJets.

Additional Information With Respect to Director Equity Awards

Name	Stock Awards Outstanding at Fiscal Year End (#)(1)	Option Awards Outstanding at Fiscal Year End (#)(2)	Stock Awards Granted During Fiscal 2008 (#)(3)	Option Awards Granted During Fiscal 2008 (#)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal 2008 ($)(4)
James L. Barksdale	8,429	10,000	8,429	—	$174,978
Stephen M. Bennett	8,429	10,000	8,429	—	174,978
Peter L.S. Currie	8,429	5,000	8,429	—	174,978
Robert J. Finocchio, Jr.	8,429	7,500	8,429	—	174,978
James H. Greene, Jr.	—	—	—	—	—
Michael E. Marks	8,429	2,500	8,429	—	174,978
Scott G. McNealy	181,250	3,787,550	125,000	500,000	7,294,663
Patricia E. Mitchell	8,429	7,500	8,429	—	174,978
M. Kenneth Oshman	8,429	10,000	8,429	—	174,978
P. Anthony Ridder	8,429	5,000	8,429	—	174,978

(1)	Includes unvested restricted stock awards, restricted stock units and performance-based restricted stock units.

(2)	Includes both vested and unvested options to purchase our common stock.

(3)	Includes restricted stock units and performance-based restricted stock units.

(4)	Amounts in this column represent the fair value of stock options, restricted stock units and performance-based restricted stock units, calculated in accordance with FAS 123R. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock units and performance-based restricted stock units, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

Annual Retainer

During fiscal 2008, our non-employee directors were paid an annual cash retainer for serving on the Board generally, plus additional cash retainers based on their committee service. These annual retainers, which are paid in quarterly installments, are:

Position	Annual Amount
Board Member	$50,000
Audit Committee Chair	$20,000
LDCC Chair	$15,000
CGNC Chair	$10,000
Audit Committee Member	$10,000
Other Committee Member	$5,000

The above-listed annual retainers were approved by the Board in August 2007 and were effective following Sun’s 2007 Annual Meeting in November 2007. Neither of our employee-directors received compensation during fiscal 2008 for service as member of our Board. The annual retainer for non-employee directors will remain unchanged during fiscal 2009. A non-employee director may elect to defer up to 100% of his or her annual retainer pursuant to Sun’s 2005 Non-Qualified Deferred Compensation Plan.

Equity Awards for Non-Employee Directors

During fiscal 2008, our non-employee directors participated in our 2007 Omnibus Incentive Plan (the “2007 Plan”). Under the 2007 Plan:

•

Newly elected non-employee directors. Each non-employee director who is not a partner, officer, director or affiliate of an entity having an equity investment in Sun is granted restricted stock units valued at $175,000 on the date he or she becomes a director.

•

Re-elected non-employee directors. On the date of each annual meeting of stockholders, each non-employee director who is re-elected and has served on the Board for at least six months is automatically granted restricted stock units valued at $175,000.

Restricted stock units granted to non-employee directors vest at a rate of 20% per year over five years, subject to the director’s continued service with Sun.

Potential Payments Upon Termination or Change of Control for Mr. McNealy

Mr. McNealy is entitled to certain benefits under Sun’s U.S. Vice President Severance Plan, U.S. Vice President Involuntary Separation Plan and form of Change of Control Agreement. Please see “Executive Compensation — Pension Benefits Table” and accompanying narrative and “— Potential Payments Upon Termination or Change of Control.”

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our Board. Except for Messrs. Schwartz and McNealy, none of our Board members is an employee of Sun. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

We believe transparent, effective and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines which govern, among other things, Board member criteria, responsibilities, compensation and education, Board committee composition and charters, Board self-evaluation and management succession. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at www.sun.com/company/cgov/index.jsp.

Standards of Business Conduct. We have adopted Standards of Business Conduct applicable to all of our Board members and employees, including our CEO, chief financial officer (“CFO”), corporate controller and other finance executives. The Standards of Business Conduct constitute a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable NASDAQ rules. The Standards of Business Conduct are available on our website at www.sun.com/company/cgov/standards.jsp. You may also request a printed copy of our Standards of Business Conduct by writing to us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK18-229

Santa Clara, California 95054

or by calling us at (650) 960-1300.

Any waiver of the Standards of Business Conduct pertaining to a member of our Board or one of our executive officers will be disclosed on our website at www.sun.com/company/cgov/waivers.jsp.

Majority Vote Standard and Director Resignation Policy. Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at an annual or special meeting of our stockholders. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes “against” a director. A plurality voting standard will apply instead of a majority voting standard if:

•	A stockholder has provided us with notice of a nominee for director in accordance with our Bylaws; and

•	That nomination has not been withdrawn as of 20 days before we first deliver proxy materials to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the requisite votes for re-election, the director remains in office as a “holdover” director until a successor is elected and qualified. Our Bylaws and Corporate Governance Guidelines include post-election procedures in the event an incumbent director becomes a holdover director, as follows:

•	The CGNC shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director.

•	Thereafter, the Board will act on the CGNC’s recommendation.

•

Within 90 days from the date the election results are certified, Sun will publicly disclose the Board’s decision and rationale, and, if applicable, the fact that such resignation was tendered and accepted by the Board.

•	The Board expects that a holdover director will not participate in the CGNC’s recommendation or the Board’s decision with respect to his or her resignation.

Performance-Based Stock Awards. In keeping with the commitment to high corporate governance standards, our Board firmly believes in the pay-for-performance philosophy. Accordingly, in addition to variable pay programs, the LDCC has implemented the use of performance-based restricted stock units for senior leaders. These awards represented approximately 50% in value of the total awards granted to our executive officers in fiscal 2008. Please see “Executive Compensation” for more information.

Policy Regarding Stockholder Rights Plan. In May 2006, our Board terminated Sun’s stockholder rights plan and adopted a policy that Sun will submit any future stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties, determines that under the circumstances then existing, it would be in the best interests of Sun and its stockholders to adopt a poison pill without prior stockholder approval. If the Board adopts such a poison pill, it will expire unless ratified by stockholders within one year of adoption. This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.sun.com/company/cgov/guidelines.jsp.

Stock Ownership Guidelines. Our Stock Ownership Guidelines are designed to align the interests of our executive officers and directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines:

•

Our executive officers must hold an amount of Sun common stock valued at two times their annual base salary (five times in the case of our CEO) by July 28, 2010, in the case of officers who were executive officers at the time the guidelines were adopted in July 2005, or, in the case of executive officers appointed after such date, within five years of obtaining their position.

•	Our directors must:

•

Hold 10,000 shares by July 28, 2010, in the case of directors who were directors at the time the guidelines were adopted in July 2005, or, in the case of directors elected after such date, within five years of obtaining such position.

•

Thereafter, hold a number of shares of Sun common stock having a value of at least $150,000 by August 1, 2012, or, in the case of directors elected after August 1, 2007, within five years of obtaining such position.

If an executive officer or director does not meet the guidelines by the applicable deadline, he or she will be required to retain 25% of the net shares received as the result of the exercise of Sun stock options or the vesting of restricted stock, restricted stock units or performance-based restricted stock units, until the guidelines are met. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes upon the vesting of restricted stock, restricted stock units or performance-based restricted stock units. Our Stock Ownership Guidelines can be found on our website at www.sun.com/company/cgov/ownership.jsp. Please see “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership levels of our executive officers and directors as of the Record Date.

Presiding Director. In accordance with the Corporate Governance Guidelines adopted, beginning in fiscal 2007, the independent members of the Board bi-annually elect a Presiding Director from among those members considered independent under the NASDAQ rules. Robert J. Finocchio, Jr. was elected to serve as the Presiding Director for fiscal 2008 and 2009. As Presiding Director, Mr. Finocchio’s duties include:

•	Coordinating, developing the agenda for and moderating executive sessions of the Board’s independent directors;

•

Advising the Chairman of the Board as to an appropriate schedule of Board meetings (seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Sun’s operations);

•	Approving, with the Chairman of the Board, the content of Board meeting agendas;

•

Advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	Recommending to the Chairman of the Board the retention of consultants who report directly to the full Board;

•	Acting as the principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

•	Performing such other duties, as the Board may from time to time delegate to the Presiding Director, to assist the Board in the fulfillment of its responsibilities.

These duties are detailed in our Corporate Governance Guidelines, which are described above.

Mandatory Retirement Age. Our Corporate Governance Guidelines provide for a mandatory retirement age of 75 for directors. When a director reaches that age, the CGNC shall review the continued appropriateness of the director’s Board membership and recommend to the Board whether it should request the director’s resignation.

Separate Chairman and CEO. Although our Board does not have a policy on whether the roles of the CEO and Chairman of the Board should be separate, the positions did separate in April 2006 upon Jonathan Schwartz’s appointment as CEO and Scott McNealy’s retention as Chairman of the Board.

Offer of Director Resignation Upon Job Change. The Corporate Governance Guidelines include a policy that, in the event any director has a principal job change, including retirement, such director shall promptly inform the Board. The CGNC shall review such job change and, after consideration of the continued appropriateness of the director’s Board membership under the new circumstances, determine whether to recommend that the Board request that the director tender his or her resignation.

Joining Outside Boards. Our Board members are frequently invited to serve on the board of directors of other companies. Because such service may present an actual or potential conflict of interest, Sun has adopted a review process before any Board member may accept a new board position.

Committee Responsibilities. Sun has three Board committees: the Audit Committee, the LDCC and the CGNC. Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Independence. NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that nine of our eleven directors are independent under the NASDAQ rules. Our independent directors are: James L. Barksdale, Stephen M. Bennett, Peter L.S. Currie, Robert J. Finocchio, Jr., James H. Greene, Jr., Michael E. Marks, Patricia E. Mitchell, M. Kenneth Oshman and P. Anthony Ridder. Our Board limits membership on the Audit Committee, the LDCC and the CGNC to directors who are independent under the NASDAQ rules.

Executive Sessions. At the conclusion of each regularly scheduled Board meeting, Sun’s independent directors meet in executive session without the employee-directors present. The Presiding Director moderates these meetings.

Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at Sun’s expense. The Board need not obtain management’s consent to retain outside advisors.

Board Effectiveness. It is important to Sun that our Board and its committees are performing effectively and in the best interests of Sun and its stockholders. The Board performs an annual self-assessment, led by the Presiding Director, to evaluate its effectiveness in fulfilling its obligations.

Succession Planning. Our Board recognizes the importance of effective executive leadership to Sun’s success, and meets at least annually to discuss executive succession planning

Stockholder Communication. Our Board encourages stockholders who are interested in communicating directly with Sun’s independent directors as a group to do so by writing to them in care of the Secretary of Sun. Stockholders can send communications electronically by clicking on “Contact Board of Directors” at our corporate governance website located at www.sun.com/company/cgov/index.jsp or by mail to: Michael A. Dillon, Corporate Secretary, Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, California 95054. Correspondence that is addressed to the independent directors will be reviewed by our general counsel or his designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of the Record Date by:

•

each person or group known by Sun, based on filings pursuant to Section13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of our common stock as of the Record Date;

•	each nominee for director;

•	the persons named in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Name	Common Shares Currently Held (a)	Common Shares That May Be Acquired Within 60 Days of the Record Date(1) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class(2)
Southeastern Asset Management, Inc.(3) 6410 Poplar Avenue, Suite 900 Memphis, TN 38119	129,181,029	—	129,181,029	[	]%
Jonathan I. Schwartz(4)	486,109	1,157,550	1,643,659	*
James L. Barksdale(5)	230,100	7,310	237,410	*
Stephen M. Bennett	12,500	9,810	22,310	*
Peter L.S. Currie	26,686	4,185	30,871	*
Robert J. Finocchio, Jr.	6,686	5,435	12,121	*
John F. Fowler(6)	4,522	217,020	221,542	*
James H. Greene, Jr.	—	—	—	—
Michael E. Lehman	78,575	62,500	141,075	*
Michael E. Marks(7)	85,000	2,310	87,310	*
Scott G. McNealy(8)	14,566,433	2,920,050	17,486,483	[	]
Patricia E. Mitchell	—	6,685	6,685	*
M. Kenneth Oshman	583,300	7,310	590,610	*
Gregory M. Papadopoulos(9)	67,353	425,786	493,139	*
P. Anthony Ridder	2,500	4,185	6,685	*
Peter Ryan	—	15,818	15,818	*
All current directors and officers as a group (21 persons)(10)	16,284,318	5,753,572	22,037,890	[	]

*	Less than one percent.

(1)	Includes shares represented by vested, unexercised options as of the Record Date and options and restricted stock units that are expected to vest within 60 days of the Record Date. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on [ ] shares issued and outstanding on the Record Date.

(3)

Based solely on information provided in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc., Longleaf Partners Fund and Mr. O. Mason Hawkins with the SEC on August 8, 2008 reporting beneficial ownership of Sun’s stock as of July 31, 2008. According to the Schedule 13G/A, Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”), is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, Longleaf Partners Fund, a series of Longleaf Partners Funds Trust, a Massachusetts business trust (“Longleaf”), is an investment company registered under Section 8 of the Investment Company Act of 1940 and Mr. Hawkins is the Chairman of the Board and Chief Executive Officer of Southeastern. Southeastern has (i) sole voting power with respect to 61,834,159 shares; (ii) sole dispositive power with respect to 73,107,534 shares; (iii) shared voting and dispositive power with Longleaf with respect to 56,031,145 shares, which includes 5,000,000 shares underlying call options; (iv) no voting power with respect to 11,315,725 shares, which does not include 1,604,000 shares held by completely non-discretionary accounts over which the filing parties have neither voting nor dispositive power and for which the filing parties disclaim beneficial ownership; and (v) no dispositive power with respect to 42,350 shares, which does not include 1,604,000 shares held by completely non-discretionary accounts over which the filing parties have neither voting nor dispositive power and for which the filing parties disclaim beneficial ownership. Mr. Hawkins is a party to this Schedule 13G/A in the event he could be deemed a controlling person as the result of his position with Southeastern, but expressly disclaims the existence of such control. Mr. Hawkins does not own directly or indirectly any securities covered by this Schedule 13G/A.

(4)	Includes 6,250 shares of unvested restricted stock that are subject to Sun’s right of repurchase. Mr. Schwartz has sole voting power but no dispositive power with respect to these shares.

(5)	Includes 600 shares held by a charitable remainder trust for which Mr. Barksdale serves as trustee. Mr. Barksdale disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6)	Includes: (i) 2,459 shares held by Mr. Fowler’s wife; and (ii) 2,063 shares of unvested restricted stock that are subject to Sun’s right of repurchase. Mr. Fowler has sole voting power but no dispositive power with respect to the shares held by him individually.

(7)	Includes: (i) 50,000 shares held by WB Investors, LLC, an entity controlled by Mr. Marks; and (ii) 35,000 shares held by Epping Investment Holdings, LLC, an entity controlled by Mr. Marks and his spouse. Mr. Marks disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)	Includes: (i) 6,250 shares of restricted stock held in an escrow account with respect to which Mr. McNealy has no voting power and which provides for the immediate sale of the shares upon vesting, subject to Sun’s policies and applicable securities laws; (ii) 73,270 shares in a trust for which Mr. McNealy and his wife serve as trustees; (iii) 13,962,816 shares held by a trust for which Mr. McNealy serves as a trustee; (iv) 100,700 shares held in a trust for which Mr. McNealy’s father-in-law serves as trustee and of which his children are the beneficiaries (the “Trust Shares”); (v) 9,648 shares held in California Uniform Transfer to Minors Act accounts for which Mr. McNealy’s wife serves as custodian (the “Children’s Shares”); and (vi) 383,754 shares held by a charitable foundation, for which Mr. McNealy’s wife serves as president (the “Foundation Shares”). Mr. McNealy disclaims beneficial ownership of the Trust Shares, the Children’s Shares and the Foundation Shares.

(9)	Includes 2,063 shares of unvested restricted stock that are subject to Sun’s right of repurchase. Mr. Papadopoulos has sole voting power but no dispositive power with respect to these shares.

(10)	Includes 23,377 shares of unvested restricted stock for all directors and officers as a group that are subject to Sun’s right of repurchase and to which each director and executive officer has sole voting power but no dispositive power with respect to such shares.

EXECUTIVE COMPENSATION

Report of the Leadership Development and Compensation Committee

The LDCC, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Sun’s executive officers. The LDCC has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management, including our CEO, Jonathan I. Schwartz and our CFO, Michael E. Lehman. Based on this review and discussion, the LDCC recommended to the Board that the “Compensation Discussion and Analysis” section be included in Sun’s 2008 Annual Report on Form 10-K and in this Proxy Statement.

Leadership Development and Compensation Committee

Stephen M. Bennett, Chairman

M. Kenneth Oshman

P. Anthony Ridder

Compensation Discussion and Analysis

Introduction

Sun’s executive compensation programs are designed to effectively link the actions of our executives to business outcomes that drive value for stockholders. In designing these programs, we are guided by three principles:

•

Maintaining a clear link between the achievement of business goals and compensation payout. Executive compensation programs can be an effective means of driving the behavior needed to accomplish our objectives, but only if each executive clearly understands how achievement of predetermined business goals influences his or her compensation.

•

Selecting the right performance measures. Equally important, of course, is the selection of those performance measures. They need to be measurable and linked to both increased stockholder value and Sun’s success over the long term.

•

Sharing information and encouraging feedback. We also believe that focused and clear program design supports transparency for our stockholders. It is important for stockholders to understand the basis for our executives’ compensation, as this provides stockholders insight into our goals and direction and the manner in which company resources are being used to increase stockholder value. We welcome stockholder input on our compensation practices. Over the past several years, we have met with a number of stockholders and incorporated their suggestions into many of our programs.

We are committed to transparency and open disclosure. We hope this information provides insight into the process that we follow in designing and implementing our executive compensation programs.

Objectives of Our Compensation Programs

We believe that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. Sun’s executive compensation programs are designed to:

•	Motivate our executives to achieve business goals that drive value for our stockholders;

•	Provide competitive compensation packages that enable Sun to attract and retain highly qualified executives;

•	Reward performance; and

•	Recognize the achievement of both annual and long-term business results.

How We Implement and Manage Our Executive Compensation Programs

Role of Compensation Committee. The LDCC sets Sun’s overall compensation philosophy and reviews and approves our compensation programs, including the specific compensation of our CEO and the members of our executive leadership team, which includes each of our other executive officers named in the Summary Compensation Table for fiscal 2008. The LDCC, which has the authority to retain special counsel and other experts, including compensation consultants, has retained Towers Perrin in recent years to support their responsibilities in determining executive compensation and related programs.

Role of Executive Officers and Consultants in Compensation Decisions. While the LDCC determines Sun’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultant, our CEO, chief human resources officer (“CHRO”) and executive compensation staff to make recommendations with respect to specific compensation decisions. The LDCC, at its own discretion and without management present, meets on occasion with Towers Perrin to review executive compensation matters. As part of the annual personnel review and succession planning process, our CEO also provides the Board and the LDCC with his perspective on the performance of Sun’s executive officers, as well as an assessment of his own performance.

The LDCC establishes compensation levels for our CEO in consultation with, and based on the analysis provided by, the compensation consultant the LDCC retains. Our CEO is not present during any of the discussions between the LDCC and its consultant regarding his compensation. Based upon his own judgment and experience, our CEO recommends to the LDCC specific compensation amounts for executive officers other than himself. The LDCC makes the ultimate compensation decisions, incorporating both the feedback from the consultant and the CEO. Our CEO, CHRO and general counsel regularly attend the meetings of the LDCC to provide their perspectives on the competitive landscape and the needs of the business. Members of the LDCC also participate in the Board’s annual review of the CEO’s performance and the setting of annual performance goals.

Determining the Proper Mix of Different Elements of Pay. The principal components of our executive compensation programs are:

•	Base salary;

•	Quarterly performance-based cash bonuses;

•	Long-term incentives and performance-based equity awards; and

•	Severance and retirement benefits.

In determining how we allocate an executive’s total compensation package among these various components, we emphasize compensation elements that reward performance against measures that correlate closely with increases in stockholder value, which underscores our pay-for-performance philosophy. Accordingly, a significant portion of our executive compensation is at-risk, including the quarterly performance-based bonuses and long-term incentives. Our CEO and other executive officers, including each of the named executive officers, have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Sun’s other employees. We believe this is appropriate because our executive officers have the greatest influence on Sun’s performance. Equity awards, which for fiscal 2008 consisted primarily of stock options and performance-based restricted stock units, represent the largest component of pay in order to encourage sustained long-term performance and ensure alignment with Sun’s stockholders.

(1)	Indicates the percentage of total compensation represented by base salary, on-target cash bonus payments and the estimated fair value of equity compensation granted for fiscal 2008. Equity values are based on projected fair values pursuant to a Black-Scholes methodology. The “Mix of Pay” chart for the named executive officers includes target compensation for Messrs. Grantham, Fowler, Papadopoulos and Ryan. Mr. Lehman is not included as he did not receive equity compensation in 2008.

Determining Total Compensation. We consider a variety of factors when determining executive compensation, including:

•	Market information (as discussed below);

•	Subjective elements, such as the scope of the executive’s role, experience and skills and the individual’s performance during the fiscal year;

•	The performance of Sun;

•	Previous compensation;

•	Importance of retaining the executive for succession planning; and

•	Value of compensation relative to the corresponding objective.

Effect of Individual Performance.    While the LDCC takes into consideration subjective elements, such as the executive’s skill set, individual achievements and role with Sun during the fiscal year, our named executive officers’ individual performance is not reviewed by the LDCC in conjunction with pre-established individual performance metrics. Instead, as stated above, the LDCC conducts such an assessment of our CEO, while our CEO proceeds with a similar assessment of the other executive officers. Our CEO then shares his perspectives with the LDCC, but it is the LDCC that ultimately makes compensation decisions for all of Sun’s officers, based upon their own collective experience and business judgment.

Effect of Compensation Previously Received on Future Pay Decisions.    We consider actual compensation received in determining if our compensation programs are meeting their pay-for-performance and retention objectives. Adjustments to future awards may be considered based on these results. However, the LDCC generally does not reduce compensation plan targets based on compensation received in the past, as we do not want to create a disincentive for exceptional performance.

Competitive Considerations.    We strive to compensate our executive officers competitively relative to industry peers. In order to evaluate Sun’s competitive position in the industry, the LDCC retained Towers Perrin to conduct an independent executive compensation review. Towers Perrin created a custom comparator group for Sun, which includes companies with comparable revenue in the hardware, software and technical services industries. Sun ranked approximately at the median of the comparator group in terms of annual sales at the time of the review in April 2007.

The comparator group companies are as follows:

Adobe Systems	Dell	Microsoft
Advanced Micro Devices	eBay	Motorola
Apple	Electronic Data Systems	Network Appliance
Applied Materials	EMC	Novell
BMC Software	Google	Oracle
Cisco Systems	Hewlett-Packard	Unisys
CA	Intel	Yahoo
Computer Sciences Corp.	IBM

The companies included in the comparator group differ from those listed in the indices used to prepare Sun’s stock price performance graph, which can be found in our 2008 Annual Report to Stockholders. The LDCC found, based on input from our CEO, our Chairman of the Board and Towers Perrin, that the companies listed in the comparator group more closely represent the labor markets in which Sun competes for executive talent. The competitive market data for the study included a mix of two widely recognized external compensation surveys, as well as data disclosed in the comparator companies’ proxy statements.

The following chart summarizes the elements of compensation we utilize, the LDCC’s “benchmark” for the element compared to the peer group, and the reasons we emphasize each form of executive compensation:

Compensation Component	Sun’s Market Reference Point	Reason
Base Salary	Median (at market)

We believe the median represents the competitive baseline that must be paid in order to attract and retain the skills and experience necessary for these complex roles. We have chosen to target base salary at the median, and not higher, as we feel above-market compensation should stem from company performance.

Individual compensation may vary from the reference point based on such factors as performance, skills, experience, and scope of the role relative to peers.

Short-Term Incentive Bonus	Above market

We have chosen to target annual incentive awards at an above-market rate because:

•   it allows us to offer attractive compensation opportunities to individuals with high-demand skill sets while linking pay to the achievement of annual goals, which is important to us because of our focus on innovation; and

•   our historical practice has been to set goals at “stretch” levels.

Actual payments will vary based on performance compared to goals. The target amount of the bonus may change to align the mix of compensation (targeted amount of “at-risk” pay) to reflect changes in job scope, reporting level, individual performance or other items related to the role’s impact on business results.

Long-Term Incentives (“LTI”)	Above market

We have also chosen to target LTI awards at an above-market rate because:

•  it allows us to offer attractive compensation opportunities to individuals with high demand skill sets while linking pay to the achievement of both annual and longer-term goals, which is important to us because of our focus on innovation; and

•  our historical practice has been to set goals at “stretch” levels.

In addition, this provides an attractive opportunity to earn above-market long-term compensation in a manner that is highly aligned with stockholder interests.

Actual compensation will vary based upon stock price performance and achievement relative to the incentive plan targets. The target amount of the long-term incentives may change to align the mix of compensation (targeted amount of “at-risk” pay), to reflect changes in job scope, reporting level, performance or other items related to the role’s impact on business results.

Health, Welfare, & Retirement Planning Benefits	Competitive

Similar to base salary, we want to ensure health and welfare benefits are provided, yet feel that compensation and/or benefits above-market should result from business performance.

Programs for the named executive officers are substantially the same as for all other eligible employees.

Separation and Change in Control Benefits	Competitive Benefits under the plans are set to what is reasonable with respect to the intent of the program and what is competitive with comparator group practices.

Benefits provide minimum security to officers and employees.

Benefits for separation from service take into account length of service, expected length of time until subsequent employment is secured (except in the case of retirement), expense management, and the ability to attract qualified candidates into senior roles.

Change in control benefits are structured to support decisions that are in the best interests of stockholders, neutralizing personal concerns and managing related expense.

Other Factors. To further assess the appropriateness of compensation, the LDCC also reviews:

Analysis	Purpose
Pay Mix	To ensure pay at-risk is consistent with philosophy and comparator group practices; a significant majority of pay should be at-risk.
Internal Equity	To understand whether internal pay differences are reasonable and consistent with market practice. The LDCC also considers scope and accountability of the role to assist in determining reasonable differences for internal compensation rates.
Total Compensation Statements	To understand the purpose and amount of each pay component as well as the sum of all remuneration in order to gauge the reasonableness of each element and the total potential expense.
CEO Compensation versus Total Stockholder Return	To ensure that the CEO’s pay is aligned with performance and set appropriately given industry performance and pay rates.
Performance Sensitivity Analysis	To understand potential payments assuming various company performance outcomes.

Timing of Compensation Decisions. Executive compensation is typically reviewed at the LDCC’s April and July meetings in an effort to align compensation changes to the fiscal year. Annual compensation increases are not automatic, and are largely dependent upon Sun’s performance, individual performance and relative pay rates for the industry.

Results of the 2008 Compensation Review. Based on the results of Towers Perrin’s executive compensation review, the overall compensation levels for Messrs. Schwartz, Grantham, Papadopoulos and Fowler relative to the comparator group were determined to be generally at or modestly above the median. Mr. Lehman’s compensation was determined to be below the median, as he did not receive an equity award in fiscal 2008. At the time of Towers Perrin’s review, Mr. Ryan was not an executive officer, and therefore was not included in the analysis. However, based on other internal analyses the Company conducted while Mr. Ryan was in his former role as Senior Vice President, Global Sales and Services, Americas Region, Mr. Ryan’s prior compensation package was determined to be competitive with positions of similar scope at other high technology companies and consistent with Sun’s compensation philosophy.

Regarding the compensation components listed above, the base salary and short term incentive levels are generally in line with Sun’s market reference points. However, the results of the compensation review indicated that the equity compensation for each of the named executive officers was below the market reference point. The resulting compensation decisions for fiscal 2008 based on this review are discussed further below.

Elements of Compensation

While the amount of compensation may differ between our named executive officers, the compensation policies and factors affecting the amounts, as considered by the LDCC, are generally the same for each of our named executive officers, including our CEO. In this section, we discuss the LDCC’s considerations with respect to each element of compensation paid in fiscal 2008. For a discussion of the actual amounts paid to the named executive officers in fiscal 2008, see “Chief Executive Officer Compensation for Fiscal 2008” and “CFO and Other Named Executive Officer Compensation for Fiscal 2008” below.

Base Salary. In establishing base salary levels for fiscal 2008, the LDCC considered, in addition to the executive compensation review, and in its reasoned business judgment, individual performance, position scope, responsibility, experience and the need to retain executive talent in a highly competitive marketplace.

Quarterly Performance-Based Cash Bonuses. Executive officers, including each of the named executive officers, are eligible to participate in Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”). The Bonus Plan links cash incentives to Sun performance on short-term, financial, operational and strategic measures that we believe are drivers of long-term stockholder value. Mr. Ryan was not eligible for the Bonus Plan for most of fiscal 2008 while he was in his former role. However, the structure of the bonus plan for which Mr. Ryan was a participant is similar to the structure as noted below.

Financial Measures for Bonus Plan. For fiscal 2008, the Bonus Plan funding was based on two key measures:

Performance Measure	Why It Is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP)
Operating Income	Generating a return for investors is a priority. Profits allow Sun to re-invest in R&D, operations and people for future success.	GAAP operating income is adjusted to exclude restructuring, in-process R&D, intangible impairment charges, FAS123R, and bonus payments under the Plan. These items are excluded to support long-term decisions.

To drive increased focus on results, the Bonus Plan is measured on a quarterly basis, providing the opportunity for quarterly bonus payments if the funding criteria are met for a particular fiscal quarter. The revenue and operating income goals were derived from Sun’s internal projections and business plan. The revenue and operating income targets for the Bonus Plan were set equal to Sun’s business plan.

Formulas used. The formula for determining the bonus awards was as follows:

For fiscal quarters 1 through 3:

   Executive’s eligible wages

× Executive’s target bonus percentage

× Percentage of annual funding allocated to the quarter

× Bonus Plan funding percentage, based on achievement of target performance measures

= Quarterly Award

For fiscal quarter 4:

   Executive’s eligible wages

× Executive’s target bonus percentage

× Percentage of annual funding allocated to the quarter + additional funding for annual strategic goals

× Bonus Plan funding percentage, based on achievement of target performance measures

= Quarterly Award

The target performance measures under the Bonus Plan for fiscal 2008 are disclosed below in the “Bonus Plan Results for Fiscal 2008” table. As an added incentive for the fourth quarter of fiscal 2008, there was an additional funding opportunity representing approximately 15% of that quarter’s targeted funding based upon the achievement of annual strategic goals related to market share for a particular product and services, provided the revenue and operating income performance measures were met. We are not disclosing specific details of these annual strategic goals given their competitively sensitive nature and our concern that disclosure of these goals may provide competitors with insight into our acquisition and technology investment plans. The target level of performance was set at a “stretch level,” but deemed achievable. We ultimately achieved these goals, however, the target revenue and operating income goals for the fourth quarter of fiscal 2008 were not met, and therefore no additional funding was provided.

Structure of the Bonus Plan. The Bonus Plan structure is summarized in the table below:

FY08 Quarter	% of Annual Funding	Performance Measure	Funding Range (Minimum – Maximum)
Q1	10%	Q1 Operating Income (50%) and Q1 Revenue (50%)	0 – 200%
Q2	25%	Q2 Operating Income (50%) and Q2 Revenue (50%)	0 – 200%
Q3	25%	Q3 Operating Income (50%) and Q3 Revenue (50%)	0 – 200%
Q4	40%	Q4 Operating Income (50%) and Q4 Revenue (50%); plus annual strategic goals	0 – 215% (the standard funding range of 0 – 200% plus the potential additional 15% for the annual strategic goals)
Annual Total	100%		0 – 206% (including the potential adjustments for the annual strategic goals, as noted for Q4, above)

Our CEO was eligible for an annual target bonus of 200% of his base salary. Sun’s named executive officers, other than our CEO and Mr. Ryan, were eligible for annual target bonuses ranging from 85% to 100% of their base salary, while all other executive officers were eligible for annual target bonuses ranging from 45% to 100% of their base salary, depending on their positions. Mr. Ryan was not eligible to participate in the Bonus Plan prior to his promotion. However, prior to his promotion, Mr. Ryan was eligible to a participate in the SMI FY08 Quarterly Bonus Plan (the “Quarterly Bonus Plan”), which is similar in structure to the Bonus Plan. Because Mr. Ryan was eligible to participate in other sales incentive programs prior to his promotion during fiscal 2008, Mr. Ryan’s annual target bonus under the Quarterly Bonus Plan was 25% of his annual On-Target Earnings, which is the sum of Mr. Ryan’s base salary and his variable, sales incentive-based compensation opportunity.

In each case, the annual target bonus is divided into four quarterly bonus targets based on the funding percentages shown above. The target bonus payments were established with the expectation that the total annual target cash compensation (base salary plus on-target bonus amount) for each executive officer was competitive with their peers in the industry.

Bonus Plan Performance Thresholds and Payment Caps. The threshold performance required for the Bonus Plan to fund and the level of performance at which the Bonus Plan funding was capped is as follows:

•

Operating Income: For all quarters other than the third quarter of fiscal 2008, the thresholds were set to 40% of target performance for the respective quarter. For the third quarter of fiscal 2008, the threshold was set to 60% of target performance for the quarter. Bonus Plan funding was capped at 200% for each quarter of fiscal 2008. With the exception of the fourth quarter of fiscal 2008, potential payments were directly correlated with actual performance, meaning that if operating income performance in any quarter was 70%, the named executive officer was eligible to receive 70% of his target bonus payment. In the fourth quarter of fiscal 2008, the above-target achievement resulted in the modest acceleration of the Bonus Plan funding (i.e., for every additional 7% of above-target performance, the Bonus Plan was funded by an additional 10%).

•

Revenue: The threshold was set at 90% of target performance for all quarters in fiscal 2008. The Bonus Plan funding was capped at 200% for each quarter of fiscal 2008. Potential payments were directly correlated with actual performance, meaning that if revenue performance in any quarter was 90%, the named executive officer was eligible to receive 90% of his target bonus payment. From target achievement to the Bonus Plan funding cap of 200%, above-target amounts were funded based on equal increments of above-target revenue achievement (i.e., for every additional 1% of above-target performance, the Bonus Plan was funded by an additional 10%).

Additionally, in order for the bonus for the fourth quarter of fiscal 2008 to be funded, Sun had to achieve 8% GAAP operating income in that quarter.

Bonus Plan Results for Fiscal 2008. The actual results from the Bonus Plan in fiscal 2008 are as follows:

Fiscal Quarter	Measure	Target	Achievement	Level of Achievement	Performance / Quarterly Funding
1	Operating Income Revenue	$199M $3,314M	$262M $3,219M	Above Target Below Target	114%
2	Operating Income Revenue	$341M $3,651M	$451M $3,615M	Above Target Below Target	116%
3	Operating Income Revenue	$223M $3,477M	$130M $3,264M	Below Target Below Target	47%
4	Operating Income Revenue	$570M $4,050M	$267M $3,771M	Below Target Below Target	0%
	8% Operating Income Threshold	8%	2%	Below Target
	Annual Strategic Goals(1)	Confidential	Achieved	Above Target*
Total Annual Funding:					52%

(1)	While the annual strategic goals were achieved, the corresponding funding was not paid as the revenue and operating targets for the fourth quarter of fiscal 2008 were not met.

While the LDCC may exercise discretion regarding cash bonus awards for the fourth quarter, including discretion relating to each executive officer’s individual performance for the year, all of the executive officers, including the CEO, received cash bonus awards based solely on the formula funding results prescribed by the operating income and revenue performance measures, with no additional discretionary adjustments to ensure compliance with Section 162(m) of the Internal Revenue Code (the “Code”).

Other Cash Compensation. The LDCC may award discretionary bonuses in order to recognize outstanding individual performance or assist in the retention of key talent. No such awards were made in fiscal 2008.

Long-term Incentives.

Options, Performance-Based Restricted Stock Units and Restricted Stock Units. The LDCC provides our executive officers with long-term incentive awards through grants of stock options, performance-based restricted stock units and restricted stock units. Each of the three equity vehicles serves a particular purpose in supporting Sun’s long-term compensation strategy:

Plan	Description	Why It Is Used
Stock Options

•   Stock options provide the opportunity to purchase shares at a fixed price (exercise price), allowing the recipient to benefit from increases in stock price from the date of grant.

•   Options typically have a four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Sun.

•   All options granted to executive officers to date have an exercise price equal to the fair market value of Sun’s common stock on the date of the grant.

•   Directly align executive and stockholder interests.

•   Provide the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock.

•  Represent performance-based and at-risk compensation, because the executive does not receive any benefit unless the stock price rises after the date of grant.

•  Provide a direct incentive for future performance.

Performance-based Restricted Stock Units (“PRSUs”)

•   For awards to the named executive officers:

•   If threshold performance for the measures are not achieved in the first year following the date of grant of the award, the entire award is forfeited. If threshold performance is achieved, but it is less than target performance, a prorated award will be provided (see “Structure of the PRSU Plan”).

•   If the threshold performance level is achieved in the first year following the date of grant of the award, then 25% of the award vests on the date the LDCC confirms that the criteria has been met, which is typically during the first quarter of the following fiscal year. The remaining 75% of the award vests at a rate of 25% per year over the subsequent three years, subject to the recipient’s continued employment.

•   Additionally, Mr. Grantham also had a separate long-term sales incentive such that, if certain performance measures were achieved each year for three years, then one-third of the award would vest each year over the three years.

•   Support pay-for-performance philosophy and retention efforts.

•   Link compensation to Sun performance for key financial metrics of growth and profitability.

•   Less dilutive to stockholders than stock options.

Restricted Stock Units (“RSUs”)	• RSUs vest subject to the participant’s continued employment for a specified period. • For fiscal 2008, RSUs were awarded on a limited basis.	• Support retention and succession planning. • Provide a direct incentive for future performance. • Useful in recruiting new executives to Sun.

Determination of Awards. The LDCC is responsible for determining who should receive awards, when the awards should be made, the exercise/purchase price per share and the number of shares to be granted for each award, in accordance with Sun’s Policy with Respect to the Granting of Equity Compensation (as described below). The LDCC considers grants of long-term incentive awards to the named executive officers each fiscal year.

Criteria Considered in Determining the Amount of Equity-based Compensation Awards. The LDCC considers several factors in its determination as to the amount of equity awards to grant to our named executive officers, including: market practice, projected business needs, the projected impact of stockholder dilution and the associated compensation expense that will be included in our financial statements. Based on these considerations, the LDCC has progressively reduced the number of shares granted under Sun’s equity compensation plans, other than the Sun’s 1990 Employee Stock Purchase Plan, from 33 million in fiscal 2000 (representing a 4.2% annual use of shares as a percentage of common shares outstanding) to 17.9 million in fiscal 2008 (representing 2.4% of common shares outstanding). However, due to the recent decline in Sun’s stock price, we expect we will need to modestly increase the number of shares granted in fiscal 2009 in an effort to provide a competitive level of equity-based compensation.

Equity Awards Granted in Fiscal 2008. During fiscal 2008, the number of shares subject to equity awards granted to Sun’s executive officers was determined by the LDCC in their subjective review based on the executive compensation review, Sun’s performance and individual performance. Stock options and performance-based restricted stock units were the primary long-term incentive vehicles used, and each represented approximately 50% of the recipient’s total long-term incentive award value. The value for each component was estimated according to its fair market value (as determined under the Black-Scholes valuation model for stock options, and face value for performance-based restricted stock units). Based on the valuation of our fiscal 2008 long-term incentive awards, a performance-based restricted stock units award of one share was equivalent in value to an option to purchase 2.3 shares.

PRSU Plan Performance Measures. The performance measures for the performance-based restricted stock units granted in fiscal 2008 included annual revenue and operating income, each representing 50% of the potential funding (the “PRSU Plan”). As previously noted in our discussion of the financial measures for the Bonus Plan, we believe these measures were key determinants of Sun’s financial performance and ability to build long-term stockholder value.

Structure of the PRSU Plan. The PRSU Plan structure is summarized in the table below:

Measure	Performance Range	Funding Range
Operating Income (50%)	78% – 125%	0% – 150%
Revenue (50%)	97.6% – 104%	0% – 150%
Total		0% –150%

•

Operating Income: The threshold was set to 78% of target performance for fiscal 2008, equating to 40% growth over the prior fiscal year. The funding cap for the PRSU Plan was 125% of target funding. Potential payments were structured such that, at below target performance, the corresponding funding percentage was less than the actual performance percentage (i.e., if the operating income achievement result was less than 78%, the PRSU Plan funded at 66% of target funding). On-target performance resulted in 100% of target funding. Achievement above the performance target resulted in accelerated funding (i.e., if the operating income achievement result was 110%, the PRSU Plan funded at 125% of target funding).

•

Revenue: The threshold was set to 97.6% of target performance for fiscal 2008. The performance level at which the PRSU Plan funding was capped was 104%. Potential payments were structured such that, at below target performance, the corresponding funding percentage was less than the actual performance percentage (i.e., if the revenue achievement result less than was 97.6%, the PRSU Plan funded at 66% of target funding). On-target performance resulted in 100% of target funding. Achievement above the plan performance target resulted in accelerated funding (i.e., if the revenue achievement result was 102%, the PRSU Plan funded at 125% of target funding).

Performance Results for the PRSUs Granted in Fiscal 2008. The performance measure results were as follows:

Measure	Target	Achievement	Level of Achievement	Performance /Funding
Operating Income	$731M	$667M	Below Target	66%
Revenue	$14.49B	$13.88B	Below Threshold	0%
Total Funding (% of target award):				33%

The performance for the revenue goal was below the threshold performance level, and, therefore, no funding was provided from this measure. The resulting performance for the operating income goal was above the threshold, but below target, and, therefore, the funding level was 66% for this measure. Given that each measure represented 50% of the target potential performance-based restricted stock units award, the total funding for the PRSU Plan was 33%. The resulting award vests as to 25% in July 2008, with the remaining 75% vesting at a rate of 25% annually in each of July 2009, 2010 and 2011, subject to the executive officer’s continued service to Sun.

Deferred Compensation Plan. The 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) is a voluntary, non-tax qualified, deferred compensation plan available to our directors, executive officers, including each of the named executive officers, and other members of our management staff. The Deferred Compensation Plan was adopted by Sun to enable these individuals to save for retirement by deferring a portion of their current compensation. Under the Deferred Compensation Plan, compensation may be deferred until termination or other specified dates chosen by the participants. In addition, deferred amounts may be credited with earnings based on investment choices made available by Sun’s 401(k) Investment Plan Committee for this purpose. Information regarding named executive officer participation in the Deferred Compensation Plan can be found in the “Non-Qualified Deferred Compensation for Fiscal 2008” table and the accompanying narrative.

Severance and Related Benefits. Executive officers, including each of the named executive officers except Messrs. Grantham and Ryan, are eligible to receive benefits under certain conditions in accordance with Sun’s Change of Control Agreement (the “Change of Control Agreement”), U.S. Vice President Involuntary Separation Plan (the “Separation Plan”), and Sun’s U.S. Vice President Severance Plan (the “Severance Plan”). In the case of Messrs. Grantham and Ryan, each a U.K. resident, they are eligible to receive benefits under certain conditions pursuant to the terms of a letter agreement as described in the section “Potential Payments Upon Termination or Change of Control.” Based on a letter agreement with Mr. Lehman, he was not eligible for benefits under the Severance Plan until February 22, 2008, but is eligible for such benefits at this time. Mr. Grantham did not receive benefits from any of the aforementioned plans upon his termination from Sun as voluntary separation is not an eligible separation condition for benefits under these plans.

The Change of Control Agreements are intended to (i) support retention and succession planning; (ii) support decisions that are in the best interests of Sun’s stockholders; and (iii) manage related expenses. Should a change of control occur, benefits will be paid after a “double trigger” event as described in “Potential Payments Upon Termination or Change of Control.” Benefits are capped at the amounts prescribed under Sections 280G and 4999 of the Code, and Sun does not provide payments to reimburse its executive officers for additional taxes incurred (gross-ups) in connection with a change of control. Benefit levels have been set to be competitive with comparator group practices.

Benefits under the Separation Plan are intended to consider the employee’s service to Sun and the expected length of time to secure subsequent employment if an executive is involuntarily terminated without cause. The Separation Plan also assists in attracting executives to Sun.

The Severance Plan is primarily used for retirement transitions or when there is mutual agreement between Sun and the employee to discontinue the employment relationship.

To determine the level of benefits to be provided under each form of severance policy, the LDCC considered the circumstances of each type of severance, the impact on stockholders and market practices. All of Sun’s severance programs provide for a lump-sum payment at the time of the triggering event.

The benefits are triggered upon separation from employment and, solely in the case of the Change of Control Agreement, for “Good Reason” following a change of control (as described in the sections “Pension Benefits for Fiscal 2008” and “Potential Payments Upon Termination or Change of Control”). This assists with recruiting and retaining executives, whose roles generally tend to be less secure relative to other positions within organizations.

Perquisites. Sun’s executive officer benefit programs are substantially the same as for all other eligible employees, with the exception of a few items noted below:

The CEO is permitted to use corporate leased or chartered aircraft for personal use on a reasonable basis. The LDCC believes that given the time requirements of the CEO role, reasonable personal use of aircraft efficiently maximizes the CEO’s time with personal matters. The LDCC reviews the usage and expense associated with the CEO’s personal use of corporate aircraft on a quarterly basis to ensure usage is appropriate and does not exceed reasonable amounts. Mr. Schwartz did not use corporate leased or chartered aircraft for personal use in fiscal 2008.

Additionally, the CEO is provided with a driver for commuting to and from Sun’s office. This allows the CEO to efficiently use what may otherwise be long commute times for conducting business, and provides added security.

To ensure the security of the CEO and his family, Sun provides a home security system for the CEO’s home.

If incurred, expenses related to the personal use of aircraft and the installation of the CEO’s home security systems are imputed as income to the CEO, and the additional tax liabilities are paid by Sun through a gross-up payment.

Each of the named executive officers are provided with reimbursement for an annual physical to help ensure the health and well being of those serving in a corporate leadership capacity.

Mr. Ryan, a resident of the U.K., is currently on an international assignment program. Consistent with Sun’s executive international assignee policy, Sun provided Mr. Ryan with a housing allowance, a car allowance and relocation support at levels beyond Sun’s standard international assignee policy. Tax equalization is also provided to Mr. Ryan as part of his international assignment program. Sun’s Tax Equalization Policy is designed to provide fair and consistent tax treatment for employees on an international assignment to ensure that such employees will be kept in a similar economic position as if they had remained a Sun employee in their home country. Details on the expenses associated with these benefits are provided in the “All Other Compensation Table for the Fiscal 2008.”

Mr. Grantham, a resident of the U.K., was required to travel frequently to Sun’s headquarters in California. Accordingly, Sun provided Mr. Grantham with a car allowance and a per diem expense benefit. The tax liabilities associated with these benefits are paid by Sun through a gross-up payment. Details on the expenses associated with these benefits are provided in the “All Other Compensation Table for the Fiscal 2008.”

Chief Executive Officer Compensation for Fiscal 2008

As previously described, the LDCC believes that CEO compensation should be driven by performance and should be largely at-risk. Accordingly, the majority of our CEO’s target cash compensation for fiscal 2008 was awarded in the form of quarterly performance-based cash bonuses. With respect to overall compensation, in an effort to encourage sustained long-term performance and alignment with stockholder interests, the significant majority of our CEO’s total target compensation is provided through stock option and performance-based restricted stock units awards.

Results for Fiscal 2008 under the Leadership of Mr. Schwartz that the LDCC Considered in Assessing Fiscal 2008 Compensation and Determining Fiscal 2009 Compensation Levels.

The LDCC considered the following factors, among other things, in assessing Mr. Schwartz’s fiscal 2008 compensation and determining Mr. Schwartz’s fiscal 2009 compensation:

•

Improved gross margins by 1.3 percentage points, decreased total R&D and SG&A expenses by $70 million, improved non-GAAP net income per share on a diluted basis by 21% and increased cash flow from operations by $371 million;

•	Acquisition of MySQL, a key strategic component of Sun’s open source stack; and

•	Continued acceleration of global demand for open source offerings in the operating system, database and storage product lines.

In addition to the financial and strategic accomplishments listed above, the LDCC also considered Sun’s performance in relation to its annual fiscal 2008 operating income and revenue goals when determining Mr. Schwartz’s compensation. The results for revenue and operating income in fiscal 2008 were below target; however, this is believed to be in part due to the state of the U.S. economy, which represents a significant portion of the Company’s revenue.

CEO Base Salary. Based on Towers Perrin’s compensation review, and the position of Mr. Schwartz’s salary compared to the market reference point, Mr. Schwartz’s annual base salary was unchanged from the prior fiscal year, remaining at $1 million in fiscal 2008. Subsequently, during the compensation review for fiscal 2009, the LDCC determined that Mr. Schwartz’s base salary will remain unchanged for fiscal 2009. The LDCC based its decision on the updated results of Towers Perrin’s compensation study and in considering Sun’s overall results for fiscal 2008.

CEO Bonus Payments. Mr. Schwartz was eligible for a target annual cash bonus of 200% of his base salary, which could be increased or decreased depending on the achievement of the performance measures described above in the section “Quarterly Performance-Based Cash Bonuses.”

Based on Sun’s financial performance for fiscal 2008, the cash bonus payments that Mr. Schwartz earned were as follows (with no discretion exercised by the LDCC to increase or decrease the formula amounts as the payments were deemed to be appropriate given the performance results):

Fiscal Quarter	Aggregate Financial Measure Performance	CEO Bonus Target	CEO Actual Bonus Amount
1	114%	$200,000	$228,000
2	116%	$500,000	$580,000
3	47%	$500,000	$235,000
4	0%	$800,000	$0
Total Fiscal 2008	52%	$2.0 million	$1.04 million

For fiscal 2009, the LDCC determined that the bonus structure for Mr. Schwartz will have an annual measurement period, versus the quarterly measurement period used in fiscal 2008, and will incorporate financial and non-financial measures. This change will enable us to better align compensation with longer-term goals of the CEO and Sun.

CEO Long-term Incentive Awards. Mr. Schwartz received stock options in July 2007 and performance-based restricted stock units in September 2007. The number of stock options (500,000) and performance-based restricted stock units (200,000) granted to Mr. Schwartz were based upon the comparator group’s equity compensation values and mix of compensation components in accordance with the executive compensation review conducted by Towers Perrin, as well as the LDCC’s estimate of Mr. Schwartz’s potential for future contributions to Sun’s success.

Following the partial achievement of the performance targets as described above, 66,000 of Mr. Schwartz’s performance-based restricted stock units were ultimately awarded and 25% of these performance-based restricted stock units vested in July 2008. The remaining amounts will vest at a rate of 25% annually in each in July 2009, 2010 and 2011, subject to Mr. Schwartz’s continued service to Sun.

CFO and Other Named Executive Officer Compensation for Fiscal 2008

CFO Compensation. Mr. Lehman was re-hired to the position of CFO and Executive Vice President, Corporate Resources in February 2006. At that time, Mr. Lehman’s base salary was set at $700,000, his annual cash bonus target was set at 100% of base salary and he was awarded 125,000 stock options and 87,500 restricted stock units, which vest over a three-year period. Mr. Lehman has not received any additional long-term inventive awards since that time. In April 2007, Mr. Lehman’s base salary was increased from $700,000 to $800,000 in recognition of the improvements in Sun’s financial operations, and in an effort to position his total compensation at a more competitive level. Mr. Lehman received cash bonuses totaling $417,200 under the Bonus Plan for fiscal 2008.

Named Executive Officer Cash Compensation. Upon reviewing the salaries and annual incentive targets for Messrs. Papadopoulos, Fowler and Grantham, the LDCC determined that their overall cash compensation was appropriately positioned in relation to market rates, and, therefore, none of these executive officers received a salary or target annual cash bonus increase in fiscal 2008. The annual base salaries for each of Messrs. Papadopoulos, Fowler and Grantham remained at $600,000, $575,000 and $746,280, respectively, while their annual cash bonus targets remained at 90%, 85% and 100% of base salary, respectively. Messrs. Papadopoulos, Fowler and Grantham received bonuses totaling $281,610, $254,884, and $389,185, respectively, under the Bonus Plan for fiscal 2008.

For the majority of fiscal 2008, prior to being promoted to his current role, Mr. Ryan led Sun’s sales organization for the Americas region, and participated in Sun’s sales incentive programs. Mr. Ryan’s total cash compensation was comprised of four components, including (i) a base salary of $476,186; (ii) a variable, sales incentive-based (“IB Plan”) compensation opportunity of $214,006 at target performance; (iii) shorter-term, strategic sales incentive (“SPIF”) opportunities with an aggregate payout range of $57,500 to $180,000 depending on performance; and (iv) a quarterly bonus opportunity pursuant to the Quarterly Bonus Plan of $178,340 at target performance.

Upon his promotion to the role of Executive Vice President, Global Sales and Services in June 2008, Mr. Ryan’s total cash compensation structure was changed to an annual base salary of $ 656,487 and a target opportunity under the Bonus Plan equal to 150% of his base salary. In his new role, Mr. Ryan is no longer eligible for the IB Plan or SPIF described above. Mr. Ryan earned a cash retention payment of $325,000 in July 2008, and will also be eligible for cash retention payments of $325,000 in July 2009 and July 2010, subject to Mr. Ryan’s continued service to Sun. The retention payments were offered to Mr. Ryan to ensure continuity in our leadership as Mr. Ryan adjusts to his new position.

To arrive at the appropriate levels of compensation for Mr. Ryan’s new role, management conducted an analysis of the comparator group’s top sales roles. The comparator group consisted of the same companies previously mentioned, except that Motorola was removed and VM Ware was added, to better reflect Sun’s current product and labor market competitors. The analysis was reviewed by the LDCC’s consultant, Towers Perrin, and deemed reasonable for the role. The LDCC reviewed the recommendation and approved Mr. Ryan’s compensation structure in July 2008. Mr. Ryan’s total cash compensation was positioned to be close to the average of the comparator group. The majority of Mr. Ryan’s cash compensation is in the form of at-risk pay, which aligns with Sun’s philosophy of pay-for-performance.

Named Executive Officer Long-term Incentive Awards. Messrs. Papadopoulos, Fowler and Grantham were awarded 112,500, 106,250 and 125,000 stock options, respectively, each granted at fair market value and vesting ratably over four years. They were each awarded 56,250, 43,750 and 75,000 performance-based restricted stock units, respectively, in September 2007. The long-term incentive amounts for Messrs. Papadopoulos, Fowler and Grantham were based on the comparator group’s equity compensation values and mix of compensation components in accordance with the executive compensation review, conducted by Towers Perrin, as well as Mr. Schwartz’s assessment of each individual’s potential contribution to Sun. Following the achievement of the performance targets as described above, 33% of the performance-based restricted stock units listed above were ultimately awarded, with 25% of this amount vesting in July 2008. The remaining amounts will vest at a rate of 25% annually in each of July 2009, 2010 and 2011, subject to each named executive officers’ continued service to Sun.

Upon Mr. Grantham’s separation from Sun, all of his unvested stock options, restricted stock units and performance-based restricted stock units were forfeited. Pursuant to Sun’s standard employment benefits for U.K. employees, Mr. Grantham received a payment equal to one-month’s base salary plus all unpaid, accrued vacation upon his termination of employment.

While in his prior role during fiscal 2008, Mr. Ryan received 15,525 stock options granted at fair market value and 6,750 restricted stock units, each vesting ratably over four years. These awards were based on our annual analysis of competitive stock award practices for all levels within Sun, which we used to create stock award ranges. Mr. Ryan’s awards were within the range stated for his level at that time the awards were granted. Additionally, to further drive performance in the Americas region, and to assist in retaining Mr. Ryan, in January 2008, the LDCC granted Mr. Ryan a performance-based restricted stock units award with performance measures based on revenue performance for the Americas region in each of fiscal 2008, 2009 and 2010 (the “Americas PRSU Award”). Mr. Ryan was eligible to vest as to 25,000 restricted stock units annually upon the LDCC’s determination that the performance criteria for such year was achieved. However, in July 2008, the LDCC canceled the Americas PRSU Award, as the performance measures for the award were no longer appropriate for Mr. Ryan’s new role. No payments were made under the Americas PRSU Award.

Upon his promotion to the role of Executive Vice President, Global Sales and Services in June 2008, Mr. Ryan was offered 174,000 restricted stock units, which were awarded on July 30, 2008, and 174,000 performance-based restricted stock units, which were awarded on August 29, 2008. As mentioned in the discussion of Mr. Ryan’s cash compensation above, to arrive at the appropriate levels of stock-based compensation for the role, management conducted an analysis of the comparator group’s top sales roles. The LDCC’s consultant, Towers Perrin, reviewed the analysis and recommendation, and deemed it reasonable for the role. The LDCC reviewed the recommendation and approved Mr. Ryan’s stock-based compensation structure in July 2008. Mr. Ryan’s proposed stock-based compensation value was positioned between the average and the 75th percentile of the comparator group to aid in retention, to provide a meaningful long-term incentive that is aligned with stockholder perspectives and to align with Sun’s philosophy of pay-for-performance. The proposed performance-based restricted stock units component of Mr. Ryan’s compensation for fiscal 2009 is structured similarly to the PRSU Plan for other named executive officers as described above.

Given Sun’s performance in fiscal 2008, the LDCC believes that the compensation for these named executive officers was appropriate and consistent with our objectives.

Other Compensation Policies

Stock Ownership Guidelines. The LDCC believes that it is in the best interests of stockholders for Sun’s executive officers and directors to own Sun stock. See “Corporate Governance — Stock Ownership Guidelines” for a description of the stock ownership guidelines applicable to Sun’s executive officers, including the named executive officers and directors.

Hedging. We do not permit any employee, including officers or directors, to enter into any derivative or hedging transaction on Sun stock (including short-sales, market options, equity swaps, etc.).

Sun’s Policy with Respect to the Granting of Equity Compensation. Equity awards may be granted by either the LDCC or our CEO. Our CEO only has authority to grant equity awards to employees below the level of Vice President and in an amount not to exceed 12,500 shares per optionee. The Board does not grant equity awards, although the LDCC regularly reports its activity, including approvals of awards, to the Board.

Timing of grants. Equity awards are typically and predominantly made at regularly scheduled, predetermined meetings of the LDCC. These meetings are usually scheduled shortly after the release of quarterly earnings, in which case, financial performance and potentially other material items have already been disclosed publicly, prior to the granting of any awards. On limited occasions, awards may be granted during an interim meeting of the LDCC, which generally are scheduled for the purpose of approving compensation packages for newly hired or promoted executives. The timing of the interim meetings, if they occur, is driven by the activity underscoring the need for the meeting, not the stock price. Awards granted by the CEO occur on the same dates as the regularly scheduled LDCC meetings, except as otherwise required by law with respect to employees outside the U.S. The CEO does not have discretion to determine grant dates.

Stock Option Exercise Price. The exercise price of a newly granted stock option (i.e., not an option assumed or granted in relation to an acquisition) is the closing price on NASDAQ on the date of grant, which is the date of the LDCC meeting.

Recovery of Compensation for Restatements and Misconduct. We do not have a general policy regarding the recovery of compensation following a restatement; however, our 2007 Omnibus Incentive Plan provides that:

•

Award agreements under the Plan may require participants to forfeit gains from awards if they breach the terms of any employment agreement, non-competition agreement, agreement prohibiting the solicitation of employees or clients or confidentiality obligation;

•	We may annul an award if a participant is terminated for cause, as that term is defined in the Plan; and

•

If we are required to restate our financial statements as a result of our material non-compliance with financial statement reporting requirements based on misconduct, our CEO, our CFO and certain other participants will be required to reimburse amounts they received pursuant to awards under the Plan during the 12-month period following the original filing of the financial statements.

Additional Tax Considerations

IRC Section 162m. The LDCC considers the implications of Section162(m) of the Code in setting and determining executive compensation. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its three other highest-paid officers (based upon recent IRS interpretations). This section also provides for certain exemptions to this limitation, specifically compensation that is performance based within the meaning of Section 162(m).

In order to qualify certain forms of equity based compensation, such as stock options and performance-based restricted stock units, as performance-based compensation, amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by our stockholders at our 1994 annual meeting and the 2007 Omnibus Incentive Plan is structured to provide 162(m) qualification to stock options and other forms of performance-based awards.

Additionally, with respect to bonuses granted by the LDCC to executive officers, the LDCC approved the Bonus Plan to qualify under Section 162(m). Our stockholders initially approved the Bonus Plan at our 2001 annual meeting. Periodically, the Bonus Plan must be re-qualified by submitting it to our stockholders for approval. The Bonus Plan was submitted to and re-approved by our stockholders at the 2006 annual meeting.

The LDCC however, reserves the right to award compensation to our executive officers in the future that may not qualify as deductible compensation under Section 162(m). The LDCC will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

IRC Section 409A. Sun has reviewed its compensation programs that are subject to Section 409A of the Code and has, and will continue to, ensure compliance with this tax rule. Compensation programs are structured in accordance with 409A to ensure tax-efficient use of Sun’s resources.

Summary Compensation Table for Fiscal 2008

The following table provides information regarding the compensation and benefits earned during fiscal 2008 by:

•	Our CEO;

•	Our CFO;

•	The three other most highly compensated individuals who were serving as executive officers of Sun at the end of fiscal 2008; and

•	One former executive officer who would have been among Sun’s five most highly compensated executive officers had he remained as an executive officer through the end of the fiscal year.

We refer to these individuals as our named executive officers. For more information, please refer to “Compensation Discussion and Analysis,” as well as “Narrative Description of Summary Compensation Table and Grants of Plan-Based Awards in Last Fiscal Year.”

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)		Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Jonathan I. Schwartz Chief Executive Officer and President	FY08 FY07	$1,000,000 1,000,000		— —	$2,306,385 7,582,647	$3,275,289 2,776,603	$1,043,000 2,507,000		$18,833 20,559	$58,366 246,569	$7,701,873 14,133,378
Michael E. Lehman Chief Financial Officer and Executive Vice President, Corporate Resources	FY08 FY07	800,000 716,667		— —	902,147 315,683	396,566 479,602	417,200 919,100		1,208,000 122,000	6,608 9,454	3,730,521 2,562,506
John F. Fowler(6) Executive Vice President, Systems Group	FY08	575,000		—	295,119	675,106	254,884		31,663	6,800	1,838,572
Donald C. Grantham(7) Former Executive Vice President, Global Sales and Services	FY08 FY07	995,040 748,449		— —	195,617 1,663,763	348,288 607,631	389,185 938,180		— —	141,390 149,696	2,069,520 4,107,719
Gregory M. Papadopoulos Executive Vice President, Research and Development and Chief Technology Officer	FY08 FY07	600,000 600,000		— —	479,428 554,353	965,230 818,947	281,610 676,890		60,072 51,143	6,800 8,431	2,393,140 2,709,764
Peter Ryan(6) Executive Vice President, Global Sales and Services	FY08	489,281	(8)	—	203,228	84,336	277,834	(9)	—	624,242	1,678,921

(1)	Each of the named executive officers, with the exception of Messrs. Grantham and Ryan, also contributed a portion of his salary to Sun’s 401(k) Plan. Messrs. Grantham and Ryan each contributed a portion of his salary to the Sun Limited Retirement and Death Benefits Scheme (the “UK Retirement Scheme”), which is available to all of the employees of Sun Limited, our United Kingdom subsidiary.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2008 and fiscal 2007, respectively, in compliance with FAS 123R, for stock options, restricted stock, restricted stock units and performance-based restricted stock units granted in fiscal 2003 through 2008. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K. These amounts reflect Sun’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers with respect to these awards. See the “Grants of Plan-Based Awards in Fiscal 2008” Table for information on awards made in fiscal 2008.

(3)	Except in the case of Mr. Ryan, reflects amounts earned under the Bonus Plan in fiscal 2008 and fiscal 2007, respectively. For Mr. Ryan, reflects the amounts earned under the (i) Quarterly Bonus Plan; (ii) IB Plan; and (iii) SPIF.

(4)

Except in the case of Messrs. Grantham and Ryan, the amounts in this column represent solely the increase from fiscal 2007 to fiscal 2008 and from fiscal 2006 to fiscal 2007, respectively, in the actuarial present value of the named executive officer’s accumulated benefit under the Severance Plan. Messrs. Grantham and Ryan are not eligible to participate in the Severance Plan because they are British citizens. Amounts of such increases are measured from the plan measurement date used for financial reporting purposes in our 2007 financial statements to the plan measurement date used for financial reporting purposes in our 2008 financial statements. Mr. Lehman was not eligible to receive benefits under the Severance Plan until February 2008. Accordingly, the change in pension value for Mr. Lehman reflects the fact that he was eligible for $0 benefits in fiscal 2007. See “Executive Compensation — Pension Benefits Table” and accompanying narrative for more information.

(5)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation Table for Fiscal 2008.”

(6)	Compensation data for Messrs. Fowler and Ryan is only included for fiscal 2008 as neither Mr. Fowler nor Mr. Ryan were named executive officers during fiscal 2007.

(7)	Amounts for Mr. Grantham were paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2008. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2008 (the last trading day of fiscal 2008) was 1.9954:1.

(8)	Mr. Ryan began a U.S.-based assignment on July 1, 2007. Pursuant to Sun’s International Assignment Tax Equalization Policy (the “Tax Equalization Policy”), Mr. Ryan agreed to a reduction of his salary based on an estimated hypothetical tax. The estimated hypothetical tax is an amount which approximates Mr. Ryan’s periodic estimated tax deductions calculated with reference to compensation, benefits, deductions and credits otherwise available to Mr. Ryan had he remained in the U.K. The estimated hypothetical tax adjustment related to base salary for Mr. Ryan for fiscal 2008 was $276,903. As a result, Mr. Ryan’s base salary was reduced by $276,903, resulting in the actual payment of an aggregate of $212,378 for base salary in fiscal 2008. Mr. Ryan’s base salary was paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate as reported by Reuters on the last day of the fiscal quarter in which such amounts were paid.

(9)	Pursuant to the Tax Equalization Policy, the estimated hypothetical tax adjustment related to amounts earned by Mr. Ryan for fiscal 2008 pursuant to the Quarterly Bonus Plan, the IB Plan and the SPIF was $101,184. As a result, Mr. Ryan’s compensation related to such amounts was reduced by $101,184, resulting in the actual payment of an aggregate of $176,650 for amounts earned pursuant to the Quarterly Bonus Plan, the IB Plan and the SPIF in fiscal 2008. These amounts were paid to Mr. Ryan in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2008. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2008 (the last trading day of fiscal 2008) was 1.9954:1.

All Other Compensation Table for Fiscal 2008

The components of the amounts shown in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2008 are displayed in detail in the following table.

Name	Year	Personal Use of Aircraft ($)(1)	Home Security System ($)	Car and Driver/ Car Allowance ($)(2)		Housing and Relocation ($)(3)	Per Diem Payments ($)(4)		Tax Gross-Up Payments ($)(5)	401(k) Plan or UK Retirement Scheme Contributions ($)(6)		Other ($)(7)	Total ($)
Jonathan I. Schwartz	FY08	$—	$—	$52,066		$—	$—		$—	$6,300		$—	$58,366
	FY07	94,271	48,821	47,197		—	—		48,518	7,762		—	246,569
Michael E. Lehman	FY08	—	—	—		—	—		—	6,608		—	6,608
	FY07	—	—	—		—	—		—	9,454		—	9,454
John F. Fowler(8)	FY08	—	—	—		—	—		—	6,800		—	6,800
Donald C. Grantham	FY08	—	—	22,081	(9)	—	27,601	(9)	24,285	67,423	(9)	—	141,390
	FY07	7,155	—	24,014		—	30,018		23,020	65,489		—	149,696
Gregory M. Papadopoulos	FY08	—	—	—		—	—		—	6,800		—	6,800
	FY07	—	—	—		—	—		—	8,431		—	8,431
Peter Ryan(8)	FY08	—	—	25,232	(9)	143,988	—		402,501	48,508	(9)	4,013	624,242

(1)	The value of personal aircraft usage was determined based upon its incremental cost to Sun, including: (i) hourly fees, related fuel expenses, other miscellaneous expenses and taxes paid to NetJets; and (ii) an estimate of the cost to Sun of the disallowance of corporate tax deductions for personal aircraft usage.

(2)	Represents (i) the cost of a car and driver to transport Mr. Schwartz to and from work for security and efficiency reasons, as required by Sun; (ii) a car allowance of approximately $2,000 per month paid to Mr. Grantham; and (iii) a car allowance of approximately $2,000 per month and a parking allowance of $1,232 paid to Mr. Ryan.

(3)	Represents a housing allowance of $5,500 per month and a utility allowance of $200 per month paid to Mr. Ryan. Also represents an aggregate of $75,588 in expenses related to Mr. Ryan’s relocation from the U.K. to the U.S., including relocation fees, resettlement and destination fees, home leave adjustments, shipping fees, temporary living expenses and relocation travel.

(4)	Represents per diem payments to Mr. Grantham of approximately $2,500 per month, which Sun paid Mr. Grantham because he spent approximately 40% of his time working for Sun in the United States, while his permanent residence was located in Britain.

(5)	Represents tax gross-up payments relating to the income imputed to (i) Mr. Schwartz in connection with his personal use of corporate aircraft and the cost of installation of his home security system; (ii) Mr. Grantham in connection with his personal use of corporate aircraft and per diem payments; and (iii) Mr. Ryan in connection with his U.S.-based assignment.

(6)	Except for Messrs. Grantham and Ryan, represents 401(k) matching contributions, which are available to all of our regular employees who are on our U.S. payroll. Under our 401(k) plan, matching contributions are capped at $6,800 per calendar year. For Messrs. Grantham and Ryan, represents contributions by Sun to the UK Retirement Scheme.

(7)	Represents additional compensation related to Mr. Ryan’s U.S.-based assignment, including insurance services, tax preparation services and certain U.K. taxes reimbursable by Sun. These amounts were paid to Mr. Ryan in Pounds Sterling and converted to U.S. Dollars using the exchange rate as reported by Reuters on the last day of the fiscal quarter in which such amounts were paid.

(8)	Compensation data for Messrs. Fowler and Ryan is only included for fiscal 2008 as neither Mr. Fowler nor Mr. Ryan were named executive officers during fiscal 2007.

(9)	Amounts for Messrs. Grantham and Ryan were paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2008. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2008 (the last trading day of fiscal 2008) was 1.9954:1.

Grants of Plan-Based Awards in Fiscal 2008

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2008. For more information, please refer to “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Actual Payouts Under Non-Equity Incentive Plan Awards ($)(2)	Threshold (#)	Target (#)		Maximum (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value ($)(3)
Jonathan I. Schwartz	PRSU	09/04/07	$—	$—	$—	$—	—	200,000	(4)	—	—	—		$—	$4,399,460
	Option	07/31/07	—	—	—	—	—	—		—	—	500,000	(5)	20.40	4,585,000
	Q1 Bonus	—	131,000	200,000	400,000	228,000
	Q2 Bonus	—	327,500	500,000	1,000,000	580,000
	Q3 Bonus	—	327,500	500,000	1,000,000	235,000
	Q4 Bonus	—	524,000	800,000	1,600,000	—
	Total:		1,310,000	2,000,000	4,000,000	1,043,000
Michael E. Lehman	Q1 Bonus	—	52,400	80,000	160,000	91,200
	Q2 Bonus	—	131,000	200,000	400,000	232,000
	Q3 Bonus	—	131,000	200,000	400,000	94,000
	Q4 Bonus	—	209,600	320,000	640,000	—
	Total:		524,000	800,000	1,600,000	417,200
John F. Fowler	PRSU	09/04/07	—	—	—	—	—	43,750	(4)	—	—	—		—	962,382
	Option	07/31/07	—	—	—	—	—	—		—	—	106,250	(5)	20.40	974,313
	Q1 Bonus	—	32,013	48,875	97,750	55,718
	Q2 Bonus	—	80,033	122,188	244,375	141,738
	Q3 Bonus	—	80,033	122,188	244,375	57,428
	Q4 Bonus	—	128,053	195,500	391,000	—
	Total:		320,132	488,751	977,500	254,884
Donald C. Grantham	PRSU	09/04/07	—	—	—	—	—	75,000	(7)	—	—	—		—	1,649,798
	Option	07/31/07	—	—	—	—	—	—		—	—	125,000	(7)	20.40	1,146,250
	Q1 Bonus(6)	—	48,881	74,628	149,256	85,076
	Q2 Bonus(6)	—	122,203	186,570	373,140	216,421
	Q3 Bonus(6)	—	122,203	186,570	373,140	87,688
	Q4 Bonus(6)	—	195,526	298,512	597,025	—
	Total:		488,813	746,280	1,492,561	389,185
Gregory M. Papadopoulos	PRSU	09/04/07	—	—	—	—	—	56,250	(4)	—	—	—		—	1,237,348
	Option	07/31/07	—	—	—	—	—	—		—	—	112,500	(5)	20.40	1,031,625
	Q1 Bonus	—	35,370	54,000	108,000	61,560
	Q2 Bonus	—	88,425	135,000	270,000	156,600
	Q3 Bonus	—	88,425	135,000	270,000	63,450
	Q4 Bonus	—	141,480	216,000	432,000	—
	Total:		353,700	540,000	1,080,000	281,610
Peter Ryan	PRSU	01/29/08	—	—	—	—	—	75,000	(8)	—	—	—		—	1,271,175
	RSU	11/14/07	—	—	—	—	—	6,750	(9)	—	—	—		—	134,993
	Option	11/14/07	—	—	—	—	—	—		—	—	15,525	(10)	20.00	127,771
	Q1 Bonus(6)	—	11,681	17,834	35,668	20,331
	Q2 Bonus(6)	—	29,203	44,585	89,170	51,718
	Q3 Bonus(6)	—	29,203	44,585	89,170	20,955
	Q4 Bonus(6)	—	86,214	131,624	263,248	—
	Q1-Q2 SPIF(11)(12)	—	20,000	—	80,000	—
	Q3-Q4 SPIF(11)(13)	—	37,500	—	100,000	—
	FY08 IB(6)(14)	—	—	197,606	—	184,830
	Total:		213,801	436,234	657,256	277,834

(1)	Except in the case of Mr. Ryan, the amounts in these columns reflect possible payouts with respect to each quarter in fiscal 2008 under the Bonus Plan. For Mr. Ryan, reflects the amounts earned under the (i) Quarterly Bonus Plan; (ii) IB Plan; and (iii) SPIF.

(2)	The amounts in this column reflect the actual payouts with respect to each quarter in fiscal 2008. These amounts were paid within two months of the end of each quarter, and the total payout is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal 2008.

(3)	The amounts in this column represent the market value of stock options and performance-based restricted stock units, calculated in accordance with FAS 123R. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For performance-based restricted stock units, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

(4)	This is a performance-based restricted stock unit award. Because certain performance conditions were satisfied in the first year, 33% of the target amount was awarded on July 30, 2008 (the “Date of Determination”), 25% of which vested upon the award date. The remaining 75% of the amount awarded vests at a rate of 25% per year commencing on the first anniversary of the Date of Determination, subject to the named executive officer’s continued employment with Sun. Because not all of the performance conditions were satisfied in the first year, 67% of the target amount was forfeited.

(5)	This is a nonstatutory stock option that vests at a rate of 20% per year over five years from the date of grant, subject to the named executive officer’s continued employment with Sun.

(6)	Amounts for Messrs. Grantham and Ryan were paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2008. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2008 (the last trading day of fiscal 2008) was 1.9954:1.

(7)	These awards were canceled as none of the vesting conditions had been met at the time of Mr. Grantham’s termination of employment.

(8)	In connection with Mr. Ryan’s promotion to Executive Vice President, Global Sales and Services, this performance-based restricted stock unit award was canceled on July 30, 2008 because the performance criteria related to this performance-based restricted stock unit award were tied to Mr. Ryan’s previous position.

(9)	This is a restricted stock unit award that vests at a rate of 25% per year over four years from the date of grant, subject to the named executive officer’s continued employment with Sun.

(10)	This is a nonstatutory stock option that vests at a rate of 25% per year over four years from the date of grant, subject to the named executive officer’s continued employment with Sun.

(11)	A SPIF is a sales incentive that provides an opportunity for a sales representative on an IB plan to earn an additional level of compensation over and above his or her On-Target Earnings upon meeting a goal or series of goals defined within a given sales incentive. To be characterized as a SPIF, the sales incentive must be tied to a period of no more than one or two quarters in duration.

(12)	Mr. Ryan’s SPIF for the first half of fiscal 2008 supported Sun’s goals to overachieve revenue and margin goals for the Americas region in the first two quarters of fiscal 2008. Region revenue, region contribution margin and product booking targets were the performance measures for this SPIF. The SPIF did not have a target payout, as the SPIF was structured to pay out at six graduating levels ranging from $20,000 to $80,000. However, actual performance resulted in no payment pursuant to this SPIF.

(13)	Mr. Ryan’s SPIF for the last half of fiscal 2008 measured performance in relation to revenue and contribution goals for the Americas region in the last two quarters of fiscal 2008. The SPIF did not have a target payout, as the SPIF was structured to pay out at four graduating levels ranging from $37,500 to $100,000. However, actual performance resulted in no payment pursuant to this SPIF.

(14)	Prior to moving into his new role on June 2, 2008, Mr. Ryan’s target pursuant to the IB Plan represented 30% of his “On-Target Earnings.” On-Target Earnings represents the combination of base salary plus variable compensation (i.e., the IB Plan) that an employee may earn annually, assuming continued employment and performance at assigned target levels of performance. In other words, 30% of Mr. Ryan’s On-Target Earnings was at risk. Prior to moving into his new role on June 2, 2008, Mr. Ryan’s target pursuant to the IB Plan was $214,006. The target and actual amounts were prorated to reflect his new role after that date. Mr. Ryan’s IB Plan utilized five (5) performance measures – a revenue metric for each of our four (4) product areas (Systems, Storage, Software and Services), as well as a regional margin metric. In addition, the IB Plan allowed for an additional payout if a volume goal was achieved. Although amounts under Mr. Ryan’s IB Plan are paid and reconciled against draws after the end of each quarter, the reconciliation is based on annual goals and criteria. If there is a deficit at the end of a quarter, the deficit amount is normally carried forward and reconciled with the aggregate IB Plan earnings in subsequent quarters. Mr. Ryan had a deficit after the end of the fourth quarter of fiscal 2008 in the amount of $8,165. Therefore, Mr. Ryan actually received aggregate payouts of $192,995 in connection with the IB Plan in fiscal 2008. Sun will recover the excess amount paid to Mr. Ryan before the end of fiscal 2009.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Except in the case of Mr. Ryan, we have not entered into employment agreements with any of the named executive officers. Each of the named executive officers is an at-will employee, except for Mr. Ryan. Although Mr. Ryan is currently on a U.S.-based assignment, as an employee of our U.K. subsidiary, Mr. Ryan is subject to the Sun Microsystems Ltd. Written Statement of Terms and Conditions of Employment (the “U.K. Employment Terms”). The U.K. Employment Terms require either party to give at least one month’s written notice of termination to the other party or such greater length of notice by Sun to Mr. Ryan as required by statute depending on the length of Mr. Ryan’s service.

Performance-Based Vesting Conditions

Please refer to “Compensation Discussion and Analysis — Elements of Compensation — Quarterly Performance-Based Cash Bonuses” and “— Performance Metrics and Results for the PRSUs Granted in Fiscal 2008” for a discussion of performance measures applicable to the Bonus Plan and the performance-based restricted stock units granted during fiscal 2008.

Outstanding Equity Awards At Fiscal 2008 End

The following table provides information on the current holdings of stock options, restricted stock awards, restricted stock unit awards and performance-based restricted stock unit awards by our named executive officers as of June 30, 2008. This table includes unexercised and unvested stock options, unvested restricted stock awards and restricted stock units, as well as performance-based restricted stock units with performance conditions that had not yet been satisfied. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by the fair market value of our common stock on June 30, 2008, the last trading day of fiscal 2008.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan I. Schwartz	04/12/00	17,500	—		—	$160.0000	04/12/10	07/28/05	12,500	(2)	$136,000	—		$—
	06/13/00	7,500	—		—	180.1252	06/13/10	09/29/06	—		—	100,000	(3)	1,088,000
	04/18/01	50,000	—		—	74.3200	04/18/11	09/04/07	—		—	200,000	(4)	2,176,000
	11/07/01	18,750	—		—	50.3600	11/07/11	—	—		—	—		—
	11/07/01	18,750	—		—	50.3600	11/07/11	—	—		—	—		—
	03/19/02	50	—		—	36.5600	03/19/12	—	—		—	—		—
	05/02/02	50,000	—		—	25.8000	05/02/12	—	—		—	—		—
	07/25/02	75,000	—		—	14.8000	07/25/12	—	—		—	—		—
	07/23/03	100,000	25,000		—	15.4000	07/23/13	—	—		—	—		—
	04/30/04	200,000	50,000		—	15.6000	04/30/14	—	—		—	—		—
	07/29/04	120,000	80,000		—	15.1600	07/29/14	—	—		—	—		—
	07/28/05	90,000	135,000		—	15.4000	07/28/15	—	—		—	—		—
	04/27/06	200,000	300,000		—	19.8000	04/27/16	—	—		—	—		—
	07/31/07	—	500,000		—	20.4000	07/31/17	—	—		—	—		—
	Total:	947,550	1,090,000		—				12,500		136,000	300,000		3,264,000
Michael E. Lehman	02/22/06	62,500	62,500	(5)	—	17.2000	02/22/16	02/22/06	43,750	(6)	476,000	—		—
	Total:	62,500	62,500		—				43,750		476,000	—		—
John F. Fowler	04/18/01	2,000	—		—	74.3200	04/18/09	07/28/05	4,124	(2)	44,869	—		—
	09/27/01	2,500	—		—	31.6400	09/27/09	07/27/06	—		—	28,125	(7)	306,000
	11/07/01	6,250	—		—	50.3600	11/07/09	09/04/07	—		—	43,750	(4)	476,000
	11/07/01	6,250	—		—	50.3600	11/07/09	—	—		—	—		—
	03/19/02	50	—		—	36.5600	03/19/10	—	—		—	—		—
	03/19/02	1,250	—		—	36.5600	03/19/10	—	—		—	—		—
	07/25/02	2,000	—		—	14.8000	07/25/10	—	—		—	—		—
	07/25/02	6,720	—		—	14.8000	07/25/10	—	—		—	—		—
	05/21/03	7,500	—		—	16.8000	05/21/11	—	—		—	—		—
	11/13/03	5,000	1,250		—	16.8320	11/13/11	—	—		—	—		—
	07/29/04	45,000	30,000		—	15.1600	07/29/12	—	—		—	—		—
	07/28/05	30,000	45,000		—	15.4000	07/28/13	—	—		—	—		—
	07/27/06	25,000	100,000		—	17.0400	07/27/14	—	—		—	—		—
	07/31/07	—	106,250		—	20.4000	07/31/17	—	—		—	—		—
	Total:	139,520	282,500		—				4,124		44,869	71,875		782,000

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Donald C. Grantham	10/11/00	7,500	—		—	203.7500	10/11/08	—	—		—	—		—
	04/18/01	5,000	—		—	74.3200	04/18/09	—	—		—	—		—
	06/13/01	5,000	—		—	65.0000	06/13/09	—	—		—	—		—
	09/27/01	3,750	—		—	31.6400	09/27/09	—	—		—	—		—
	11/07/01	5,000	—		—	50.3600	11/07/09	—	—		—	—		—
	11/07/01	5,000	—		—	50.3600	11/07/09	—	—		—	—		—
	03/19/02	50	—		—	36.5600	03/19/10	—	—		—	—		—
	03/19/02	5,000	—		—	36.5600	03/19/10	—	—		—	—		—
	03/19/02	12,500	—		—	36.5600	03/19/10	—	—		—	—		—
	05/14/02	12,500	—		—	28.2800	05/14/10	—	—		—	—		—
	05/21/03	1,000	—		—	16.8000	05/21/11	—	—		—	—		—
	05/21/03	2,250	—		—	16.8000	05/21/11	—	—		—	—		—
	11/13/03	2,500	—		—	16.8320	11/13/11	—	—		—	—		—
	09/17/04	3,000	—		—	15.7600	09/17/12	—	—		—	—		—
	01/27/05	7,500	—		—	16.4800	01/27/13	—	—		—	—		—
	04/28/05	12,500	—		—	13.7600	04/28/13	—	—		—	—		—
	04/27/06	25,000	—		—	19.8000	04/27/16	—	—		—	—		—
	Total:	115,050	—		—				—		—	—		—
Gregory M. Papadopoulos	04/20/99	25,000	—		—	50.1252	04/20/09	07/28/05	4,124	(2)	44,869	—		—
	04/12/00	12,919	—		—	160.0000	04/12/10	07/27/06	—		—	46,875	(7)	510,000
	04/18/01	27,921	—		—	74.3200	04/18/11	09/04/07	—		—	56,250	(4)	612,000
	11/07/01	9,802	—		—	50.3600	11/07/11	—	—		—	—		—
	11/07/01	11,196	—		—	50.3600	11/07/11	—	—		—	—		—
	03/19/02	31	—		—	36.5600	03/19/12	—	—		—	—		—
	05/02/02	31,743	—		—	25.8000	05/02/12	—	—		—	—		—
	07/25/02	9,886	—		—	14.8000	07/25/12	—	—		—	—		—
	07/23/03	79,831	19,957		—	15.4000	07/23/13	—	—		—	—		—
	07/29/04	60,000	40,000		—	15.1600	07/29/14	—	—		—	—		—
	07/28/05	30,000	45,000		—	15.4000	07/28/15	—	—		—	—		—
	07/27/06	25,000	100,000		—	17.0400	07/27/16	—	—		—	—		—
	07/31/07	—	112,500		—	20.4000	07/31/17	—	—		—	—		—
	Total:	323,329	317,457		—				4,124		44,869	103,125		1,122,000
Peter Ryan	07/27/06	5,000	15,000	(8)	—	17.0400	07/27/14	07/27/06	—		—	12,500	(9)	136,000
	11/02/06	2,625	10,500		—	21.3200	11/02/14	11/02/06	—		—	5,625	(10)	61,200
	11/14/07	—	15,525		—	20.0000	11/14/15	11/14/07	—		—	6,750	(11)	73,440
	—	—	—		—	—	—	01/29/08	—		—	75,000	(12)	816,000
	Total:	7,625	41,025		—				—		—	99,875		1,086,640

(1)	Unless otherwise indicated, the remaining shares subject to these stock options vest at a rate of 20% per year over five years from the date of grant, subject to the named executive officer’s continued employment with Sun.

(2)	The unvested shares subject to this restricted stock award vest as to 50% on each of July 28, 2008 and July 28, 2009, subject to the named executive officer’s continued employment with Sun.

(3)	The unvested shares subject to this performance-based restricted stock units award vests as to 50% on April 27, 2009 and April 27, 2010, subject to the named executive officer’s continued employment with Sun.

(4)	This is a performance-based restricted stock units award. Because certain performance conditions were satisfied in the first year, 33% of the target amount was awarded on July 30, 2008, 25% of which vested upon the award date. The remaining 75% of the amount awarded vests at a rate of 25% per year commencing on the first anniversary of the award, subject to the named executive officer’s continued employment with Sun. Because not all of the performance conditions were satisfied in the first year, 67% of the target amount was forfeited.

(5)	The unvested shares subject to this stock option vest on February 22, 2009, subject to the named executive officer’s continued employment with Sun.

(6)	The unvested shares subject to this restricted stock units award vest on February 22, 2009, subject to the named executive officer’s continued employment with Sun.

(7)	The unvested shares subject to this restricted stock units award vest as to 33% on each of July 27, 2008, July 27, 2009 and July 27, 2010, subject to the named executive officer’s continued employment with Sun.

(8)	The unvested shares subject to this stock option vest as to 25% on each of the second, third and fourth anniversary of the date of grant, subject to the named executive officer’s continued employment with Sun.

(9)	The unvested shares subject to this restricted stock units award vest as to 50% on each of January 27, 2009 and July 27, 2011, subject to the named executive officer’s continued employment with Sun.

(10)	The unvested shares subject to this restricted stock units award vest as to 50% on each of May 2, 2009 and November 2, 2011, subject to the named executive officer’s continued employment with Sun.

(11)	The unvested shares subject to this restricted stock units award vest at a rate of 25% per year over four years from the date of grant, subject to the named executive officer’s continued employment with Sun.

(12)	In connection with Mr. Ryan’s promotion to Executive Vice President, Global Sales and Services, this performance-based restricted stock units award was canceled on July 30, 2008 because the performance criteria related to this performance-based restricted stock units award were tied to Mr. Ryan’s previous position.

Option Exercises and Stock Vested for Fiscal 2008

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock awards, restricted stock units and performance-based restricted stock units during fiscal 2008 by each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jonathan I. Schwartz	—	$—	106,250	$1,918,713
Michael E. Lehman	—	—	43,750	850,382
John F. Fowler	—	—	11,438	231,392
Donald C. Grantham	59,800	224,124	82,563	1,643,660
Gregory M. Papadopoulos	—	—	17,688	359,302
Peter Ryan	5,000	18,150	—	—

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the named executive officer.

Pension Benefits for Fiscal 2008

The following table provides information concerning retirement plan benefits for each of our named executive officers and Mr. McNealy under Sun’s Severance Plan. For additional information regarding other benefits provided upon retirement of the named executive officers and Mr. McNealy, please refer to “Potential Payments Upon Termination or Change of Control.”

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Jonathan I. Schwartz	Sun Microsystems, Inc. U.S. Vice President Severance Plan	18.5	$113,933	$—
Michael E. Lehman	Sun Microsystems, Inc. U.S. Vice President Severance Plan	16.7	1,208,000	—
John F. Fowler	Sun Microsystems, Inc. U.S. Vice President Severance Plan	17.9	175,866	—
Donald C. Grantham(3)	—	—	—	—
Gregory M. Papadopoulos	Sun Microsystems, Inc. U.S. Vice President Severance Plan	13.8	298,182	—
Peter Ryan(3)	—	—	—	—
Scott G. McNealy	Sun Microsystems, Inc. U.S. Vice President Severance Plan	26.3	1,138,192	—

(1)	Represents the number of years of service credited to the participant under the respective plan, computed as of the same pension plan measurement date used for financial statement purposes pursuant to our 2008 audited financial statements. Mr. Schwartz’s years of service include credit for his four years of service at Lighthouse Design, where he worked prior to Sun’s acquisition of that company in 1996. Mr. Lehman’s years of service reflect credit for his service with Sun prior to his re-hiring in February 2006. Although Mr. Lehman agreed to forego benefits under the Severance Plan for two years after his re-hiring, Mr. Lehman is now eligible for such benefits.

(2)	Pursuant to the requirements of the SEC, amounts represent the actuarial present value of the named executive officer’s accumulated benefit under the applicable plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our fiscal 2008 audited financial statements.

(3)	Prior to his termination, Mr. Grantham was not eligible to participate in the Severance Plan because he was not a U.S. citizen. Mr. Ryan is not eligible to participate in the Severance Plan because he is not a U.S. Citizen.

Narrative Disclosure to Pension Benefits Table

Under the Severance Plan, which is not a conventional defined benefit plan, the current named executive officers are entitled to retirement benefits, subject to certain exceptions, when (i) they are at least 55 years of age; (ii) they have at least five full years of service; and (iii) their age plus their years of service equal at least 65 (collectively, “Retirement”). Benefits are paid in one lump sum six months from the participant’s termination of service and include notification benefits and severance benefits.

Notification benefits are not conditioned upon the execution of a release and waiver agreement and include:

•

The right to remain employed for 16 weeks following termination and to continue to receive his or her Pay (as defined above under “Narrative Disclosure to Pension Benefits Table”) during that period; and

•	The right to receive Sun-paid healthcare benefits for 16 weeks.

Severance benefits are conditioned upon the execution of a release and waiver agreement and include:

•	A payment composed of 32 weeks of Pay and COBRA premiums; and

•	A payment composed of four weeks of Pay and COBRA premiums for each Year of Service, subject to a maximum number of 32 weeks of Pay and COBRA premiums.

Additional benefits include 15 months of acceleration of stock options.

“Pay” is defined as base salary, not including bonuses or other non-base compensation. A “Year of Service” for purposes of the Severance Plan means a full or partial year of service at Sun prior to the employment termination date. For rehired employees, prior service at Sun will be counted if the prior service period exceeded the period when the executive was not employed by Sun. Years of Service generally include up to seven years of service credit for service with a predecessor employer that was acquired by Sun.

Other than Mr. Lehman, none of the participating named executive officers nor Mr. McNealy were eligible to receive these benefits on June 30, 2008 because they did not satisfy the “normal retirement age” criteria as of such date.

Non-Qualified Deferred Compensation for Fiscal 2008

The following table sets forth information regarding the participation by the named executive officers in Sun’s Deferred Compensation Plan during fiscal 2008 and at fiscal year end.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Jonathan I. Schwartz	$—	$—	($45,408)	$—	$314,191
Michael E. Lehman	—	—	—	—	—
John F. Fowler	—	—	—	—	—
Donald C. Grantham(1)	—	—	—	—	—
Gregory M. Papadopoulos	—	—	(40,616)	—	376,476
Peter Ryan(1)	—	—	—	—	—

(1)	Prior to his termination, Mr. Grantham was not eligible to participate in the Deferred Compensation Plan because he was not a U.S. Citizen. Mr. Ryan is not eligible to participate in the Deferred Compensation Plan because he is not a U.S. Citizen.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

The Deferred Compensation Plan allows the participating named executive officers to defer up to 60% of their annual base salary and incentive awards or commissions and 75% of their annual cash bonuses. The Deferred Compensation Plan also allows the participating members of the Board to defer up to 100% of their annual retainer.

Upon enrollment, participants select from a number of publicly available investment choices selected by Sun’s 401(k) Investment Plan Committee for this purpose, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Investment choices may be changed no more than once each month.

Participants can elect upon enrollment to receive up to one pre-retirement distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed one time (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

Benefits are generally payable to participants upon termination of employment either in a lump sum or in a series of annual payments (over five years, in the case of termination prior to retirement, or up to 15 years, in the case of a termination after retirement) as elected by the participants, subject to any requirements of Section 409A of the Code.

The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

Potential Payments Upon Termination or Change of Control

Set forth below is a description of the plans and agreements that could result in potential payments to the named executive officers and Mr. McNealy in the case of their termination of employment and/or a change of control of Sun.

U.S. Vice President Severance Plan and U.S. Vice President Separation Plan

The Severance Plan and the Separation Plan (together with the Severance Plan, the “Severance Plans”) are available to Sun’s U.S. employees at the level of vice president or above, including Mr. McNealy and each of the named executive officers other than Messrs. Grantham and Ryan, who were not eligible to participate in the Severance Plans because neither of them is a U.S. citizen. The Severance Plans have a two-tier benefit structure. One set of benefits is available for vice presidents who are not on Sun’s Executive Leadership Team and another set of benefits is available for vice presidents and above who are members of our Executive Leadership Team. All of the named executive officers are members of our Executive Leadership Team.

The Severance Plan provides benefits upon an executive’s Retirement (as defined above under “Narrative Disclosure to Pension Benefits Table”) or Mutual Agreement. The Separation Plan provides benefits upon an executive’s termination as a result of a Workforce Reduction or Involuntary Termination.

“Mutual Agreement” means that both the executive and Sun agree that the executive’s employment should terminate. A “Workforce Reduction” means the executive’s employment is involuntarily terminated because of the elimination or reduction of jobs due to a reorganization or otherwise. “Involuntary Termination” means the executive’s employment is terminated by Sun for any reason except “cause.” Cause is defined as misconduct as defined in Sun’s Misconduct Policy or documented unsatisfactory job performance.

Under the Severance Plans, in the event an executive officer’s employment is terminated as a result of Retirement, Mutual Agreement, a Workforce Reduction or Involuntary Termination, the executive will be entitled to receive notification benefits, without being required to work during the notification period. The notification benefits include:

•

The right to remain employed for 16 weeks following termination and to continue to receive his or her Pay (as defined above under “Narrative Disclosure to Pension Benefits Table”) during that period; and

•	The right to receive Sun-paid healthcare benefits for 16 weeks.

Under the Severance Plans, in the event an executive officer’s employment is terminated as a result of Retirement, Mutual Agreement, a Workforce Reduction or Involuntary Termination, the executive will also be entitled to receive severance benefits, which include:

•	A lump-sum payment composed of 32 weeks of Pay and COBRA premiums; and

•

A lump-sum payment composed of four weeks of Pay and COBRA premiums for each Year of Service (as defined above under “Narrative Disclosure to Pension Benefits Table”), subject to a maximum number of 32 weeks of Pay and COBRA premiums.

In addition, under the Separation Plan, in the event an executive officer’s employment is terminated as a result of a Workforce Reduction or Involuntary Termination, the executive will be entitled to receive six months of employment transition assistance. Moreover, under the Severance Plan, in the event an executive officer’s employment is terminated as a result of Retirement, the executive will be entitled to receive an additional 15 months of vesting for all outstanding stock options.

Amounts payable to an executive under the Severance Plans will be reduced to the extent the executive receives severance payments under the Worker Adjustment and Retraining Notice Act, or any other plan or agreement, including the Change of Control Agreements described below. In order to receive the severance benefits, the executive must sign a release and waiver agreement.

Change of Control Agreements

Each of our named executive officers has executed a Change of Control Agreement with Sun. Mr. McNealy has also signed a Change of Control Agreement.

Under the Change of Control Agreement, each beneficiary is eligible to receive the following benefits, should the beneficiary’s employment be (i) involuntarily terminated without cause or (ii) voluntarily terminated for Good Reason, within 12 months following a Change of Control and the beneficiary executes a separation agreement and release of claims:

•	An amount equal to two and one-half (2.5) times the beneficiary’s Annual Compensation (or, in the case of Messrs. Schwartz and McNealy, three (3) times his Annual Compensation);

•	Continuation of health benefits and group term life insurance for 24 months; and

•	Acceleration of vesting for all stock options, restricted stock awards, restricted stock units, performance-based restricted stock units and other long-term incentives held by the beneficiary.

The term “Annual Compensation” includes:

•	One year of the beneficiary’s base salary at the highest base salary rate the beneficiary received during the 12-month period preceding termination (the “Look-Back Period”);

•	100% of the greatest target bonus for which the beneficiary was eligible during the Look-Back Period; and

•	100% of the greatest target commission (if applicable) for which the beneficiary was eligible during the Look-Back Period.

The term “Change of Control” means:

•

The stockholders approval of a merger or consolidation of Sun with another corporation resulting in a greater than 50% change in the total voting power of Sun or the surviving company immediately following such transaction;

•	The stockholders approval of a plan of liquidation of Sun;

•	The stockholders approval of an agreement for the sale by Sun of all or substantially all of Sun’s assets;

•	The acquisition by any person of securities of Sun representing 50% or more of the total voting power of Sun; or

•	Certain changes in the majority composition of the Board not initiated by the Board.

The term “Good Reason” means the occurrence of one of the following without the beneficiary’s express written consent:

•

A significant reduction of the beneficiary’s duties, position or responsibilities, or the beneficiary’s removal from such position and responsibilities, unless the beneficiary is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status);

•	A reduction by Sun in the beneficiary’s base compensation (base salary and target bonus) as in effect immediately prior to such reduction;

•

A material reduction by Sun in the kind or level of employee benefits to which the beneficiary is entitled immediately prior to such reduction with the result that the beneficiary’s overall benefits package is significantly reduced;

•	The beneficiary is requested to relocate (except for office relocations that would not increase the beneficiary’s one way commute by more than 50 miles); or

•	The failure of Sun to obtain the assumption of the Change of Control Agreement.

Grantham Letter Agreement

Mr. Grantham and Sun entered into a letter agreement on March 29, 2007 (the “Grantham Letter Agreement”), which provided Mr. Grantham with certain benefits should his employment be terminated in connection with a Workforce Reduction, his Retirement, Mutual Agreement, a Material Job Change or Involuntary Termination. Upon termination of his employment with Sun, Mr. Grantham was not eligible to receive any benefits pursuant to his letter agreement. Pursuant to Sun’s standard employment benefits for U.K. employees, Mr. Grantham received a payment equal to one-month’s base salary plus all unpaid, accrued vacation upon his termination of employment.

Ryan Letter Agreement

Mr. Ryan and Sun entered into a letter agreement on July 9, 2008 (the “Ryan Letter Agreement”), which provides Mr. Ryan with certain benefits should his employment be terminated because of Retirement, Mutual Agreement, a Material Job Change, a Workforce Reduction or Involuntary Termination. Pursuant to the Ryan Letter Agreement, the benefits are effective as of June 2, 2008, which is the date of Mr. Ryan’s promotion. Mr. Ryan is not entitled to any benefits pursuant to the Ryan Letter Agreement if he voluntarily terminates his employment, he is involuntarily terminated for cause or if he receives benefits under the Change in Control Agreement.

“Retirement” and “Mutual Agreement” are defined in the same manner as set forth in the Severance Plan. A “Workforce Reduction” and “Involuntary Termination” are defined in the same manner as set forth in the Separation Plan. A “Material Job Change” means Mr. Ryan’s job is re-leveled downward and Sun has determined, in its sole discretion, that such re-leveling constitutes a material job change. “Cause” means gross misconduct as described in Mr. Ryan’s statement of terms and conditions of employment or documented unsatisfactory job performance.

Under the Ryan Letter Agreement, in the event Mr. Ryan’s employment is terminated as a result of Retirement, Mutual Agreement, a Material Job Change, a Workforce Reduction or Involuntary Termination, Mr. Ryan will be entitled to receive notification pay and severance pay. Notification pay includes:

•	A lump sum cash payment composed of 16 weeks of Weekly Base Pay; and

•	Employment Transition Services.

Severance pay includes:

•	A lump-sum cash payment composed of 32 weeks of Weekly Base Pay and COBRA premiums; and

•	A lump-sum payment composed of four weeks of Weekly Base Pay and COBRA premiums for each Year of Service, subject to a maximum number of 32 weeks of Weekly Base Pay and COBRA premiums.

“Weekly Base Pay” means Mr. Ryan’s base pay for a calendar week excluding car allowance, commissions, bonuses or any other non-base compensation. “Employment Transition Services” means career service assistance for 18 months.

In order to receive the severance pay, Mr. Ryan must sign a release and waiver agreement.

Tables

Except in the case of Mr. Ryan, for each of the current named executive officers and Mr. McNealy, the tables below estimate the amount of compensation that would be paid in the event of termination as a result of Retirement, Mutual Agreement, a Workforce Reduction or Involuntary Termination, in each case subject to the terms of the Severance Plans, and termination following a change of control, subject to the terms of the standard Change of Control Agreement. For Mr. Ryan, the tables below estimate the amount of compensation that would be paid in the event of termination as a result of Retirement, Mutual Agreement, a Material Job Change, a Workforce Reduction or Involuntary Termination, in each case subject to the terms of the Ryan Letter Agreement, and termination following a change of control, subject to the terms of the standard Change of Control Agreement. The amounts shown assume that each of the terminations was effective as of June 30, 2008 and take into account the Years of Service for each named executive officer and Mr. McNealy as of such date. Other than Mr. Lehman, none of the participating named executive officers or Mr. McNealy would have been eligible to receive retirement benefits under the Severance Plans or, in the case of Mr. Ryan, the Ryan Letter Agreement, had they retired as of June 30, 2008. “Health and/or Life Insurance” includes monthly Sun-paid or COBRA healthcare premiums, as applicable, and Sun-paid group life insurance premiums.

The price used for determining the value of accelerated equity was the closing price of Sun’s common stock on NASDAQ on June 30, 2008, the last business day of the fiscal year, less any applicable exercise price. Because the exercise price related to all unvested outstanding options subject to the equity acceleration benefits under the Severance Plan and Change of Control Agreement exceeded the closing price of Sun’s common stock on the last business day of the fiscal year, there is no value attributable to our named executive officers and Mr. McNealy for such outstanding unvested stock options in the tables below.

Mr. Grantham is not included in the tables because he was not serving as a named executive officer at the end of fiscal 2008. Payments received upon Mr. Grantham’s termination are discussed above under “Grantham Letter Agreement.”

Jonathan I. Schwartz

	Workforce Reduction or Involuntary Termination Under Separation Plan	Mutual Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$1,538,462	$1,538,462	$1,538,462	$9,000,000
Health and/or Life Insurance Premiums	25,468	25,468	25,468	24,736
Career Transition Assistance	3,660	—	—	—
Equity Acceleration	—	—	—	3,399,156
Total	1,567,590	1,563,930	1,563,930	12,423,892

Michael E. Lehman

	Workforce Reduction or Involuntary Termination Under Separation Plan	Mutual Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$1,230,769	$1,230,769	$1,230,769	$4,000,000
Health and/or Life Insurance Premiums	25,468	25,468	25,468	24,936
Career Transition Assistance	3,660	—	—	—
Equity Acceleration	—	—	—	475,882
Total	1,259,897	1,256,237	1,256,237	4,500,818

John F. Fowler

	Workforce Reduction or Involuntary Termination Under Separation Plan	Mutual Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$884,615	$884,615	$884,615	$2,659,375
Health and/or Life Insurance Premiums	25,468	25,468	25,468	24,768
Career Transition Assistance	3,660	—	—	—
Equity Acceleration	—	—	—	825,461
Total	913,743	910,083	910,083	3,509,604

Gregory M. Papadopoulos

	Workforce Reduction or Involuntary Termination Under Separation Plan	Mutual Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$923,077	$923,077	$923,077	$2,850,000
Health and/or Life Insurance Premiums	15,284	15,284	15,284	14,903
Career Transition Assistance	3,660	—	—	—
Equity Acceleration	—	—	—	1,166,580
Total	942,021	938,361	938,361	4,031,483

Peter Ryan

	Retirement, Mutual Termination, Material Job Change, Workforce Reduction or Involuntary Termination Under Letter Agreement	Termination Following a Change of Control Under Change of Control Agreement
Pay	$706,986	$4,103,044
Health and/or Life Insurance Premiums	12,537	1,482
Career Transition Assistance	10,980	—
Equity Acceleration	—	1,085,833
Total	730,503	5,190,359

Scott G. McNealy

	Workforce Reduction or Involuntary Termination Under Separation Plan	Mutual Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$1,538,462	$1,538,462	$1,538,462	$7,500,000
Health and/or Life Insurance Premiums	25,468	25,468	25,468	24,817
Career Transition Assistance	3,660	—	—	—
Equity Acceleration	—	—	—	1,971,511
Total	1,567,590	1,563,930	1,563,930	9,496,328

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2008, the LDCC consisted of Stephen M. Bennett, M. Kenneth Oshman and P. Anthony Ridder. Each of the members of the LDCC during fiscal 2008 was an independent director, and none of them were our employees or former employees. During fiscal 2008, none of our named executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the LDCC.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Board has adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) Sun was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	A member of the Board;

•	A nominee for the Board;

•	An executive officer;

•	A person who beneficially owns more than 5% of Sun’s common stock (excluding any beneficial owner that reports its ownership on Schedule 13G with the SEC); or

•	Any immediate family member of any of the people listed above.

Under the policy, the related person is required to notify Sun’s corporate law group and provide them with information regarding the related person transaction. If the corporate law group determines that the proposed transaction is a related person transaction in which the related person’s interest is material, the Audit Committee must review the transaction for approval or disapproval. In determining whether to approve or disapprove a related party transaction, the Audit Committee shall consider all relevant facts and circumstances, including the following factors:

•	The benefits to Sun;

•	If the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	If applicable, whether the terms are available to unrelated third parties or to employees generally.

No committee member shall participate in the review of a related person transaction if he or she is a related person or the related person is one of his or her family members.

Each of the following related person transactions shall be considered pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000:

•	Employment of executive officers;

•	Director compensation;

•	Certain specified transactions with other companies;

•	Certain charitable contributions by Sun;

•	Transactions where all stockholders receive proportional benefits;

•	Ordinary course business travel and expenses, advances and reimbursements; and

•	Indemnification payments.

Sun will disclose the terms of related person transactions in its filings with the SEC to the extent required.

CERTAIN RELATED PERSON TRANSACTIONS

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Sun’s directors, executive officers and any persons who own more than 10% of Sun’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Sun with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were met in fiscal 2008 with the following exceptions:

•

Form 4s filed in July 2007 for Michael A. Dillon, John F. Fowler, Anil P. Gadre, Richard L. Green, William N. MacGowan, Gregory M. Papadopoulos and Jonathan I. Schwartz related to the grant of certain performance-based restricted stock unit awards and restricted stock unit awards inadvertently included only the vested portion of such awards. The unvested portion of such awards were actually reported on Form 4s filed in July and August 2008.

•	Certain transactions that should have been reported on a Form 4 for Vengalil K. Chatterjee-Tandon by November 16, 2007 were actually reported on a Form 5 filed on July 8, 2008.

AUDIT AND NON-AUDIT FEES

Sun has entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for Sun. That agreement is subject to alternative dispute resolution procedures.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal years 2008 and 2007:

	2008	2007
Audit fees(1)	$14,450,000	$12,612,000
Audit-related fees(2)	150,000	68,000
Tax fees(3)	100,000	—
All other fees	—	—

Total	$14,700,000	$12,680,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings, and, with respect to fiscal 2008, fees related to services provided in connection with (i) acquisitions we made during fiscal 2008 and (ii) the adoption of Financial Accounting Standards Board Interpretation No. 48.

(2)	Represents fees for services provided primarily in connection with an IT risk assessment.

(3)	Represents fees for services provided in connection with the evaluation of our tax processes and procedures.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young LLP. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2008, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

On August 27, 2008, Ernst & Young LLP issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee and therein reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in our Annual Report on Form 10-K for fiscal 2008. Sun and Ernst & Young LLP continue to evaluate and review processes relevant to the maintenance of Ernst & Young LLP’s independence. The Audit Committee has discussed with Ernst & Young LLP its independence from Sun.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

The Audit Committee currently consists of Robert J. Finocchio, Jr., Chairman, Peter L.S. Currie and Michael E. Marks. All members of the Audit Committee meet the independence and financial knowledge requirements of NASDAQ and are “independent” as defined in applicable SEC rules.

The Board has adopted a written charter for the Audit Committee. A copy of the charter can be found on our website at www.sun.com/company/cgov/bcc.jsp. The Audit Committee believes that it has satisfied its Audit Committee charter responsibilities for fiscal 2008.

The Audit Committee is responsible for overseeing Sun’s accounting and financial reporting processes and audits of Sun’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Sun’s financial statements and reports, Sun’s internal auditors, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Sun’s audited financial statements to generally accepted accounting principles.

Beginning in fiscal 2004 and continuing through fiscal 2008, management has implemented the process of documenting, testing and evaluating Sun’s system of internal controls over financial reporting in response to the requirements set forth in the Sarbanes-Oxley Act of 2002. The Audit Committee has been kept apprised of progress in this process including planning and execution updates provided by management and Ernst & Young LLP. At the conclusion of this process, the Committee received from management its assessment and report on the effectiveness of Sun’s internal controls over financial reporting. The Committee also received from Ernst & Young LLP its attestation report on the effectiveness of Sun’s internal controls over financial reporting. Sun published these reports in its Annual Report on Form 10-K for the year ended June 30, 2008.

The Audit Committee met twelve times either in person or by telephone during fiscal 2008. In the course of these meetings, the Audit Committee met with management including, but not limited to, individual meetings with the CEO, the CFO and the corporate controller, the internal auditors and Sun’s independent registered public accounting firm, Ernst & Young LLP, and reviewed the results of the internal and external audit examinations, evaluations of Sun’s internal controls and the overall quality of Sun’s financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and Ernst & Young LLP, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to Sun’s financial reporting and internal controls. These questions include, but are not limited to:

•

Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•

Based on the auditors’ experience, and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

•	Are the external and internal auditors getting the support they need from management to execute their duties?

Questions raised by the Audit Committee regarding these matters were answered to the Committee’s satisfaction.

The Audit Committee recommended the engagement of Ernst & Young LLP as Sun’s independent registered public accounting firm for fiscal 2008 and reviewed with the internal auditors and Ernst & Young LLP their respective overall audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Ernst & Young LLP and discussed with Ernst & Young LLP their independence, including a review of the audit and non-audit services provided by them to Sun. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Ernst & Young LLP their written independence letter issued in August 2008 as required by Independence Standards Board Standard No. 1.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on Sun’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Sun obtains these services from other service providers as needed. Over the last two fiscal years, the Audit Committee has reduced the scope and amount of permissible non-audit services obtained from Ernst & Young LLP. Sun primarily uses other providers for those services, but in limited circumstances has engaged Ernst & Young LLP for certain permissible non-audit services. See “Audit and Non-Audit Fees” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2008 and 2007.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2008 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in Sun’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC.

Submitted by the Audit Committee of the Board

Robert J. Finocchio, Jr., Chairman

Peter L.S. Currie

Michael E. Marks

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is presently composed of eleven members. Each director serves a one-year term, as described below, with all directors subject to annual election. At the recommendation of the CGNC, the Board has nominated the eleven members of the Board listed below under the heading “Nominees” to serve as directors for the term beginning as of the Annual Meeting on November 5, 2008. The Board has determined that each of the nominees, with the exception of Messrs. McNealy and Schwartz, is “independent,” as that term is defined under applicable rules for companies traded on NASDAQ.

If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may choose to reduce the size of the Board, as permitted by our Bylaws. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Jonathan I. Schwartz Age 42 Director since 2006 President and Chief Executive Officer	Mr. Schwartz has served as President and Chief Executive Officer of Sun since April 2006, as President and Chief Operating Officer from April 2004 to April 2006, as Executive Vice President, Software, from July 2002 to April 2004, as Senior Vice President, Corporate Strategy and Planning, from July 2000 to July 2002 and as Vice President, Ventures Fund, from October 1999 to July 2000. Prior to that, Mr. Schwartz served in several other positions with Sun.

Scott G. McNealy Age 53 Director since 1982 Chairman of the Board of Directors and Founder	Mr. McNealy is a Founder of Sun and has served as Chairman of the Board of Directors since April 2006, as Chairman of the Board of Directors and Chief Executive Officer from April 2004 to April 2006, as Chairman of the Board of Directors, President and Chief Executive Officer from July 2002 to April 2004, as Chairman of the Board of Directors and Chief Executive Officer from April 1999 to July 2002, as Chairman of the Board of Directors, President and Chief Executive Officer from December 1984 to April 1999, as President and Chief Operating Officer from February 1984 to December 1984 and as Vice President of Operations from February 1982 to February 1984.
James L. Barksdale Age 65 Director since 1999 Chairman and President of Barksdale Management Corporation	Mr. Barksdale has served as Chairman of the Board of Directors and President of Barksdale Management Corporation, an investment management company, since April 1999. He has served as Chairman of The Barksdale Group, LLC, a venture capital firm, since April 1999. Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corporation, an Internet company, from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. He is a director of Time Warner Inc. and Federal Express Corporation. He is also a Strategic Limited Partner of Kleiner, Perkins, Caufield and Byers.

Stephen M. Bennett Age 54 Director since 2004 Private Investor and Consultant	Mr. Bennett has been a member of the Board of Directors of Intuit, Inc. since January 2000 and served as Intuit’s President and Chief Executive Officer from January 2000 through December 2007. Prior to joining Intuit, a financial management software company, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the Board of Directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 to June 1999. He also serves on the board of Qualcomm Incorporated.

Peter L.S. Currie Age 52 Director since 2006 President of Currie Capital LLC	Mr. Currie is President of Currie Capital LLC. He served as Executive Vice President and Chief Financial Officer of Netscape and McCaw Cellular. He also serves on the boards of Clearwire Corp. and Safeco Corp.

Robert J. Finocchio, Jr. Age 57 Director since 2006 Former Chairman and CEO of Informix Corporation	Mr. Finocchio has been a Dean’s Executive Professor at Santa Clara University, Leavey School of Business, since September 2000. He served as Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and Chairman of the Board of Directors of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company, where he held various positions, most recently serving as President, 3COM Systems. Mr. Finocchio also serves as a director of Altera Corporation and Echelon Corporation.
James H. Greene, Jr. Age 58 Director since 2008 Member, Kohlberg Kravis Roberts & Co., L.P.	Since January 1996, Mr. Greene has been a member of KKR & Co., L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P., or KKR, a private equity investment firm. Mr. Greene also serves as a director of SunGard Data Systems, Inc. and Zhone Technologies, Inc.

Michael E. Marks Age 57 Director since 2007 Managing Partner, Riverwood Solutions, Inc.	Mr. Marks has served as Managing Partner of Riverwood Solutions, Inc. since January 2007. From August 2007 to September 2007, he served as the interim Chief Executive Officer of Tesla Motors, Inc. From January 2006 to January 2007, he served as a member of Kohlberg Kravis Roberts & Co., L.P., a private equity firm, or KKR, and as a Senior Advisor at KKR from January 2007 to December 2007. Prior to joining KKR, Mr. Marks served as Chief Executive Officer of Flextronics International Ltd., a leading electronics manufacturing services provider, from January 1994 to January 2006. He is also a director of SanDisk Corp. and Schlumberger Limited.
Patricia E. Mitchell Age 65 Director since 2005 President and Chief Executive Officer of The Paley Center for Media	Ms. Mitchell has served as President and Chief Executive Officer of The Paley Center for Media since March 2006. She served as President and Chief Executive Officer of the Public Broadcasting Service (PBS), a private non-profit media enterprise, from March 2000 to March 2006. She is also a director of Bank of America Corporation.

M. Kenneth Oshman Age 68 Director since 1988 Chairman of the Board of Directors and Chief Executive Officer of Echelon Corporation	Mr. Oshman has served as Chairman of the Board of Directors since December 1988 and Chief Executive Officer since September 1989 of Echelon Corporation, a provider of control networking products and services for automation systems. He served as President of Echelon from December 1988 to September 2001.
P. Anthony Ridder Age 67 Director since 2006 Former Chairman and Chief Executive Officer of Knight Ridder, Inc.	Mr. Ridder is the former Chairman of the Board of Directors and Chief Executive Officer of Knight Ridder, Inc. and served on the Board of Directors of The McClatchy Company, the second-largest newspaper company in the United States, from July 2006 to May 2008. He was Chairman of the Board of Directors and Chief Executive Officer of Knight Ridder from March 1995 to June 2006, served as company President from October 1989 to June 2006, and was President of the Newspaper Division from January 1986 to March 1995.

Board Recommendation

The Board recommends that you vote “FOR” each of the eleven nominees to the Board set forth above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2009. Ernst & Young LLP has served as Sun’s independent registered public accounting firm since 1982. We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009. Ernst & Young LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Sun’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

PROPOSAL 3

AMENDMENTS TO SUN’S RESTATED CERTIFICATE OF INCORPORATION

AND BYLAWS TO ELIMINATE SUPERMAJORITY VOTING

General

Subject to stockholder approval, our Board has approved amendments to Sun’s Restated Certificate of Incorporation and Bylaws that would eliminate the supermajority voting provisions contained therein.

The Board recommends that the stockholders eliminate the supermajority voting provisions contained in Sun’s Restated Certificate of Incorporation by amending Section 11 to reduce the threshold required to approve the elimination of cumulative voting and the institution of a classified board of directors from 75% of the outstanding shares to a majority of the outstanding shares. In addition, the Board recommends that the stockholders eliminate the supermajority provisions contained in Sun’s Bylaws by amending (i) Section 2.3 to reduce the threshold required to amend or eliminate the 10% threshold required for stockholders to call a special meeting and (ii) Section 9 to reduce the threshold required for stockholders to approve general bylaw amendments, from 75% of the outstanding shares to a majority of the outstanding shares.

The Board is firmly committed to ensuring effective corporate governance. The Board has, on several occasions, considered the advantages and disadvantages of maintaining the supermajority voting provisions. This year, the Board requested that the CGNC reconsider this issue in light of the simple majority vote proposal approved at the 2007 Annual Meeting. Upon review, the CGNC concluded to recommend the proposed amendments to the Restated Certificate of Incorporation and Bylaws eliminating the supermajority voting provisions. Based upon the analysis and recommendation of the CGNC, the Board has determined that amending the Restated Certificate of Incorporation and Bylaws to eliminate the supermajority voting provisions is in the best interest of Sun and its stockholders.

Text of the Proposed Amendments

Section 11 of Sun’s Restated Certificate of Incorporation shall be amended and restated in its entirety as set forth in the Certificate of Amendment to Restated Certificate of Incorporation (the “Certificate of Amendment”) attached hereto as Annex A. Assuming stockholder approval, we anticipate filing the Certificate of Amendment with the Delaware Secretary of State on the day following the 2008 Annual Meeting.

The last paragraph of Section 2.3 of the Bylaws shall be amended and restated in its entirety to read as follows:

“This Section 2.3 may not be amended to eliminate the right of one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at a special meeting of stockholders to call such a special meeting of stockholders, unless holders of at least a majority of the shares entitled to vote thereon approve such an amendment.”

Section 9 of the Bylaws shall be amended and restated in its entirety to read as follows:

“Any of these bylaws may be altered, amended or repealed by the affirmative vote of a majority of the board of directors or, with respect to bylaw amendments placed before the stockholders for approval and except as otherwise provided herein or required by law, by the affirmative vote of the holders of a majority of the shares of the corporation’s stock entitled to vote in the election of directors, voting as one class.”

Assuming stockholder approval, the amendments to the Bylaws shall be effective concurrently with the filing of the Certificate of Amendment.

Expected Effects of Proposed Amendments

The proposed amendments to our Restated Certificate of Incorporation and Bylaws to eliminate the supermajority voting provisions are expected to have the following effects:

Action Proposed	Expected Effect
Restated Certificate of Incorporation

Amend provision requiring supermajority vote to eliminate the right of stockholders to cumulate their votes in the election of directors	Cumulative voting provisions are designed to make it easier for minority stockholders to gain representation on the board of directors. The proposal to reduce the vote required to approve an amendment to the cumulative voting provision in our Restated Certificate of Incorporation from 75% to a majority would make it easier for stockholders holding a majority of our stock to eliminate the right of minority stockholders to cumulate their votes in an election of directors, and in turn make it more difficult for minority stockholders to gain representation on our Board.

Amend provision requiring supermajority vote to institute a classified board of directors	A classified board of directors is a board in which the directors are divided into two or three classes, with each class to be elected every other year in the case of a classified board with two classes, and every third year in the case of a classified board with three classes. If a company has a classified board, it will take longer for an insurgent stockholder or group of stockholders to replace the board with candidates of their choosing. The proposal to reduce the vote required from 75% to a majority to approve an amendment to our Restated Certificate of Incorporation that would permit us to institute a classified board of directors would make it easier for a majority of our stockholders to take action to institute a classified board, thus making it more difficult for an insurgent stockholder or group of stockholders to replace our board of directors with directors of their choosing. The approval of this amendment could potentially have an anti-takeover effect.
Bylaws

Amend provision requiring supermajority vote to reduce or eliminate the threshold of voting power necessary for a stockholder to call a special meeting of stockholders	Currently our Bylaws provide that stockholders holding 75% or more of our voting power can approve an amendment to our Bylaws that could amend or eliminate the 10% threshold required for a stockholder or group of stockholders to call a special meeting of stockholders. Our proposal would allow stockholders holding a majority of our voting power to approve an amendment that could amend or eliminate the 10% threshold required for a stockholder or group of stockholders to call a special meeting of stockholders. The approval of this amendment could make it easier for stockholders to call a special meeting of stockholders, or if amended to increase the threshold, could make it harder for stockholders to call a special meeting of stockholder. If an amendment were approved that increased the threshold required to call a special meeting of stockholders above 10%, this could have an anti-takeover effect.

Action Proposed	Expected Effect
Amend provision requiring supermajority vote to amend Bylaws	Currently our Bylaws provide that stockholders holding 75% or more of our voting power can approve an amendment to our Bylaws generally. Our proposal would allow stockholders holding a majority of our voting power to approve amendments to our Bylaws generally. The approval of this amendment could make it easier for stockholders to effect changes to our Bylaws. However, our Bylaws and our Restated Certificate of Incorporation also confer the ability to make amendments to the Bylaws on the Board, including the authority to nullify any amendment to our Bylaws approved by stockholders.

Board Recommendation

The Board recommends that you vote “FOR” the amendments to Sun’s Restated Certificate of Incorporation and Bylaws to eliminate supermajority voting.

PROPOSAL 4

AMENDMENTS TO SUN’S 1990 EMPLOYEE STOCK PURCHASE PLAN

TO INCREASE THE NUMBER OF AUTHORIZED SHARES ISSUABLE THEREUNDER,

EXTEND THE TERM AND MAKE CERTAIN OTHER ADMINISTRATIVE CHANGES

General

We are asking you to approve amendments to our 1990 Employee Stock Purchase Plan (“ESPP”), which will include the following changes: (1) an increase in the number of shares of common stock available for issuance under the ESPP by an additional 57,000,000 shares; (2) the extension of the term of the ESPP by an additional ten years to December 12, 2020; (3) an addition to the definition of the “Purchase Price” to permit the plan administrator to set a different Purchase Price provided that such Purchase Price shall in no event be less than 85% of the fair market value of Sun’s common stock on the Enrollment Date or Purchase Date and (4) other changes designed to facilitate the administration of the ESPP. The purposes of the amendments are, among other things, to facilitate the administration of the ESPP to ensure that we will have a sufficient reserve of common stock available under the ESPP to provide eligible employees of Sun and its Designated Subsidiaries (whether now existing or subsequently established) with the opportunity to purchase shares of our common stock at periodic purchase dates through their accumulated payroll deductions or other approved contributions.

The Board believes that the number of shares currently available for issuance under the ESPP is insufficient to continue providing our employees with the opportunity to acquire a proprietary interest in Sun and thereby attract, motivate, and retain the best available talent suitable for the success of our business.

The proposed amendments were adopted by the Board on August 27, 2008 and will become effective upon stockholder approval at the Annual Meeting.

Summary of the ESPP, as Amended

The terms and provisions of the ESPP, as amended (“Amended ESPP”), are summarized below.

Share Reserve

The number of shares of common stock reserved for issuance over the term of the Amended ESPP is limited to 211,100,000 shares, assuming stockholder approval of the 57,000,000 share increase that is the subject of this proposal. As of the Record Date, 143,167,796 shares of common stock had been issued under the ESPP. Assuming stockholder approval of the 57,000,000 share increase, an aggregate of 67,932,204 shares will be available for future issuance under the Amended ESPP. If the increase is not approved, the number of shares available for future purchases will be 10,932,204. The 67,932,204 shares remaining available under the Amended ESPP will represent [    ]% of the issued and outstanding shares of Sun’s common stock as of the Record Date, which is within Institutional Shareholder Services’ 2008 proxy voting guidelines.

The shares issuable under the Amended ESPP may be made available from authorized but unissued shares of common stock or from shares of common stock repurchased by Sun, including shares purchased on the open market.

In the event that any change is made to the outstanding common stock (whether by reason of any stock split, stock dividend, combination of shares, or other change affecting the outstanding common stock as a class without Sun’s receipt of consideration), appropriate adjustments will be made to (a) the maximum number and class of securities issuable under the Amended ESPP, (b) the number and class of securities subject to each purchase right and the purchase price per share in effect under each outstanding purchase right, (c) the maximum number and class of securities that may be purchased per participant on any one purchase date, and (d) the maximum number and class of securities that may be purchased in total by all participants on any one purchase date. All such adjustments will be designed to preclude any dilution or enlargement of benefits under the Amended ESPP or the outstanding purchase rights thereunder.

Eligibility and Participation

The Amended ESPP permits our eligible employees to purchase common stock through accumulated payroll deductions or other approved contributions under either (a) the U.S. Program component designed to provide special tax benefits to our employees subject to United States income tax, or (b) the Global Program component designed to comply with the requirements of the various jurisdictions where our worldwide employees reside.

Individuals participating in the U.S. Program who customarily work for more than twenty hours per week or for more than five months per calendar year as employees of Sun or any Designated Subsidiary (including any corporation which subsequently becomes such at any time during the term of the Amended ESPP) are eligible to participate in the Amended ESPP. Individuals participating in the Global Program are also subject to similar eligibility restrictions, unless prohibited by the laws of the local jurisdiction. However, the plan administrator has discretion to exclude individuals who have not satisfied a minimum period of employment (not to exceed two years) or who are officers or other highly compensated employees, provided that the exclusion of employees in such categories is not prohibited under applicable law

An individual who is an eligible employee on the fifteenth day of the month preceding the start date of any offering period may join that offering period by delivering an appropriate subscription agreement to Sun. An individual who first becomes an eligible employee after the commencement of an offering period may not participate in the Amended ESPP until the commencement of the next offering period.

As of August 25, 2008, approximately 31,000 employees worldwide were eligible to participate in the ESPP, of whom approximately 28% were participating.

Offering Periods and Purchase Rights

Shares of common stock are offered under the Amended ESPP through a series of offering periods of such duration as the plan administrator shall determine, provided that in no event shall an offering period exceed twenty-seven months. Each offering period consists of one or more purchase dates as determined by the plan administrator prior to the commencement of that offering period. The plan administrator has the authority to alter the duration of subsequent offering periods or change the number of purchase dates within each such offering period if the change is announced at least 15 days prior to the scheduled commencement of the next offering period.

When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of common stock on a purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of common stock, subject to certain limitations.

Currently, the plan administrator has established six-month offering periods with a single purchase date on the last business day of the offering period. Accordingly, offering periods have run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April in the following year. The purchase dates have occurred on the last business days of April and October each year. Most recently, the plan administrator approved an extension of the current offering period, which began on May 1, 2008, by 15 days, which will result in the purchase date occurring on November 15, 2008 rather than October 31, 2008. Commencing with the November 2008 offering period, offering periods will run from November 16th to May 15th and from May 16th to November 15th.

The most recent offering period began on May 1, 2008 and is scheduled to end on November 15, 2008. The next offering period will begin on November 16, 2008 and run through May 15, 2009, regardless of whether the stockholders approve the share increase that is part of this proposal. If the stockholders do not approve the share increase, there will likely be a pro-rata allocation of the shares available under the ESPP on the May 15, 2009 purchase date, in keeping with the plan provisions regarding share pro-ration, should the total number of shares of common stock to be purchased pursuant to the outstanding purchase rights for this offering period exceed the maximum number of shares that may be purchased in total by all participants on that purchase date.

Purchase Price

The purchase price of the common stock purchased on behalf of each participant on each purchase date during an offering period will be equal to 85% of the fair market value of a share of common stock on the purchase date. However, the plan administrator, from time to time, in its discretion and on a uniform and nondiscriminatory basis, may set a different purchase price for options to be granted on a future enrollment date; provided, however, in no event shall the purchase price be less than 85% of the lower of (i) the fair market value of a share of common stock on the enrollment date; or (ii) the fair market value of a share of common stock on the purchase date. This will permit the plan administrator to implement a “look-back” provision, which will allow our employees to purchase shares at 85% of the fair market value of our common stock on the lower of the first or last day of the purchase period. The plan administrator is currently considering the implementation of such a look-back provision for future offering periods.

The fair market value per share of common stock on any particular date under the Amended ESPP will be deemed to be equal to the closing selling price per share on such date reported on NASDAQ and published in The Wall Street Journal. On the Record Date, the closing price of our common stock was $[            ] per share.

Payroll Deductions and Stock Purchases

In general, each participant may authorize periodic payroll deductions in any multiple of one percent up to a maximum of ten percent of his or her total eligible earnings (regular straight time gross earnings, variable compensation for field sales personnel, broad-based Sun bonus programs, payments for overtime, shift premiums and lead pay, but excludes other compensation) to be applied to the acquisition of common stock on purchase dates within an offering period. Participants are permitted to make other approved contributions prior to a purchase date in an offering period in certain jurisdictions where payroll deductions are prohibited by local law.

On each purchase date, the accumulated payroll deductions or other approved contributions of each participant will be automatically applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase date.

In general, payroll deductions are credited to a participant’s account under the Amended ESPP and may be commingled with the general assets of Sun and used for general corporate purposes until shares of common stock are purchased. In certain jurisdictions outside the United States, Sun establishes a separate trust account to hold payroll deductions where required by local law. Since Sun pays all administrative costs of the Amended ESPP, it does not pay interest on accumulated payroll deductions unless required by the laws of a local jurisdiction.

Special Limitations

The Amended ESPP imposes certain limitations upon a participant’s right to acquire common stock, including the following limitations:

•

Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year during which those purchase rights are outstanding.

•

Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing five percent or more of the total combined voting power or value of all classes of stock of Sun or any of its affiliates.

•	No participant may purchase more than 15,000 shares of common stock on any one purchase date.

•	The maximum number of shares of common stock that may be purchased in total by all participants on any purchase date is limited to 25,000,000 shares.

Subject to the total number of shares authorized for issuance under the Amended ESPP, the plan administrator has the discretionary authority, exercisable prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares that may be purchased per participant or in total by all participants on each purchase date within that offering period.

Withdrawal Rights and Termination of Employment

A participant may withdraw from an offering period by providing notice to Sun prior to the close of that offering period. In such an event, all of the participant’s payroll deductions will be refunded promptly, the participant’s purchase right for the offering period will be terminated, and further payroll deductions will cease. In addition, payroll deductions will not resume at the beginning of a succeeding offering period unless the participant delivers a new subscription agreement to Sun during the open enrollment period preceding the commencement of the next offering period.

A participant’s purchase right will terminate immediately upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions that the participant may have made for the offering period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

Stockholder Rights

No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and issued by Sun.

Assignability

Purchase rights are not assignable or transferable by the participant, and the purchase rights are exercisable only by the participant.

Change in Control or Ownership

In the event of a proposed dissolution or liquidation of Sun, the offering period then in progress shall be shortened by setting a new exercise date and shall terminate immediately prior to the consummation of the proposed dissolution or liquidation, unless otherwise provided by the plan administrator. In the event of a proposed sale of all or substantially all of the assets of Sun, or the merger of Sun with or into another corporation, each purchase right under the Amended ESPP shall be assumed or an equivalent purchase right shall be substituted by a successor corporation, unless the plan administrator exercises its discretion to shorten the offering period then in progress and sets a new purchase date. Upon setting a new purchase date, the plan administrator shall attempt to notify each participant at least ten days prior to the new purchase date that his or her purchase right will be exercised automatically on the new purchase date, unless the participant elects to withdraw from the current offering period.

Share Pro-Ration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed either (a) the maximum number of shares that may be purchased in total by all participants on any one purchase date, or (b) the number of shares then available for issuance under the Amended ESPP, the plan administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis. In such an event, the plan administrator will refund accumulated payroll deductions of each participant to the extent in excess of the purchase price payable for the common stock pro-rated to such individual.

Administration

The Amended ESPP is administered by the Board or a committee appointed by the Board. The Board or designated committee, as plan administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Amended ESPP.

In addition, the plan administrator may also adopt rules, procedures, or sub-plans relating to the operation and administration of the Global Program component of the Amended ESPP in various countries to accommodate the specific requirements of those jurisdictions. All costs and expenses incurred in plan administration are paid by Sun without charge to participants.

Although non-employee Board members are ineligible to participate in the Amended ESPP, members of the Board who are also eligible employees may participate in the Amended ESPP. Nevertheless, no member of the Board who is eligible to participate in the Amended ESPP may vote on any matter affecting the administration of the plan or serve as a member of a committee appointed to administer the plan. Members of the Board receive no additional compensation for their services in connection with the administration of the Amended ESPP.

Amendment and Termination

The Board may alter, suspend or terminate the Amended ESPP at any time. However, the Board may not, without stockholder approval, (a) increase the number of shares issuable under the Amended ESPP, (b) alter the purchase price formula so as to reduce the purchase price, (c) modify the requirements for eligibility to participate in the Amended ESPP or (d) extend the duration of the Amended ESPP.

If the extension of the term of the Amended ESPP is approved by the stockholders, the Amended ESPP shall terminate on December 12, 2020, unless terminated sooner by the Board. If the extension of the term is not approved, the Amended ESPP shall terminate on December 12, 2010, unless terminated sooner by the Board.

New Plan Benefits

No purchase rights have been granted, and no shares have been issued, on the basis of the 57,000,000 share increase, which is the subject of this proposal. Because benefits under the Amended ESPP will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Amended ESPP is approved by the stockholders. Non-employee directors are not eligible to participate in the Amended ESPP. However, during the fiscal year ended June 30, 2008, the following persons or groups purchased shares of common stock under the ESPP as follows, at a price per share determined as described above of $19.41 (October 31, 2007 purchase, as adjusted for the reverse stock split on November 12, 2007) or $13.31 (April 30, 2008 purchase):

Name and Position	Dollar Value ($)	Number of Shares (#)
Jonathan I. Schwartz Chief Executive Officer and President	$15,228	1,144
Michael E. Lehman Chief Financial Officer and Executive Vice President, Corporate Resources	—	—
John F. Fowler Executive Vice President, Systems Group	—	—
Donald C. Grantham Former Executive Vice President, Global Sales and Services	—	—
Gregory M. Papadopoulos Executive Vice President, Research and Development and Chief Technology Officer	—	—
Peter Ryan Executive Vice President, Global Sales and Services	—	—
All current executive officers as a group (12 persons)	72,425	5,411
All current non-employee directors as a group	—	—
All employees, excluding all executive officers	105,432,301	6,600,570

U.S. Federal Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to employees and Sun with respect to participation in the U.S. Program component of the Amended ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

The U.S. Program component of the Amended ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to Sun, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Amended ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into an offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Sun will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) fifteen percent of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Sun will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or (b) fifteen percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Non-U.S. Tax Consequences

The income taxation consequences to employees and Sun (or its Designated Subsidiaries) with respect to participation in the Global Program component of the Amended ESPP vary by country. In general, participants are usually subject to taxation upon the purchase of shares during an offering period. Sun (or one of its Designated Subsidiaries) is generally entitled to a deduction when participants recognize taxable income.

Equity Compensation Plan Information

The following table presents a summary of outstanding stock options and securities available for future grant under our stockholder approved and non-stockholder-approved equity compensation plans as of June 30, 2008 (in millions, except per share amounts).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (excluding ESPP)	106	$26.30	101
Equity compensation plans not approved by security holders (excluding ESPP)	8	15.52	—

Total (excluding ESPP)	114	25.53	101
Equity compensation plans approved by security holders (ESPP only)	—	—	11
Equity compensation plans not approved by security holders (ESPP only)	—	—	—

Total (ESPP only)	—	—	11

All plans	114	25.53	112

Board Recommendation

The Board recommends that you vote “FOR” the amendments to Sun’s 1990 Employee Stock Purchase Plan to increase the authorized shares issuable thereunder and extend the term.

STOCKHOLDER PROPOSALS

Proposals 5 through 7 are stockholder proposals. If the respective stockholder proponents, or representatives who are qualified under state law, are present at the Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The stockholder proposals are included in this Proxy Statement exactly as submitted by the respective stockholder proponents. The Board’s recommendation on each proposal is presented immediately following the proposal. We will promptly provide you with the name, address and, to Sun’s knowledge, the number of voting securities held by the proponents of either of the stockholder proposals, upon receiving a written or oral request directed to: Sun Microsystems, Inc., Attn: Michael A. Dillon, Corporate Secretary, 4150 Network Circle, Santa Clara, California 95054, (650) 960-1300 (telephone).

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON COMPENSATION

RESOLVED, that shareholders of Sun Microsystems, Inc. (“Sun”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at Sun has not always been structured in ways that best serve stockholders’ interests. For example, in 2007 CEO Jonathan Schwartz received $246,569 in all other compensation, including $94,271 for his personal use of aircraft and $48,518 in tax-gross-ups for personal aircraft use and the installation of his home security system.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Sun’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Sun with useful information about shareholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.

We urge shareholders to vote for this proposal.

Statement by the Board of Directors in Opposition to Proposal 5

We believe the best way for our stockholders to communicate their opinions regarding Sun’s executive compensation programs and practices to our Board is to email them directly at SunBOD@sun.com. Sun meets regularly with our stockholders to discuss important issues, including executive compensation. We take our stockholders’ input seriously and have made substantial changes based on their input. A good example is the LDCC’s decision, based on discussions with stockholders, to grant approximately 50% in value of annual equity awards to executive officers in the form of performance-based restricted stock units.

Unlike the valuable input we receive through direct communication with our stockholders, we do not believe a yearly, backward-looking “yes” or “no” vote on our compensation disclosure would provide the LDCC with any meaningful insight into our stockholders’ specific concerns regarding our executive compensation policies and practices that the LDCC could use to improve Sun’s compensation policies. Instead, an advisory vote would require the LDCC to speculate about the meaning of stockholder approval or disapproval. For example, a negative vote could signify that stockholders do not approve of the amount of compensation awarded a particular individual, or it could signify dissatisfaction with a particular type of compensation (for instance, stock options or specific perquisites), or it could signify displeasure with the format or level of disclosure in the summary compensation table and accompanying narrative disclosure. As a consequence, the LDCC will be pressured to take action based on an incomplete understanding of stockholder concerns.

Finally, our stockholders already have the ability to express their dissatisfaction with our compensation practices and procedures by voting against or abstaining from voting for members of the LDCC. Although we don’t recommend that stockholders use against or abstention votes to express dissatisfaction on a single issue — as with an advisory vote on compensation, a director abstention vote merely conveys a simple positive or negative message without providing any specific guidance — an against vote for an LDCC member would convey essentially the same information as the proposed advisory vote.

After careful consideration of the proposal, the Board does not believe that the proposal would be in the best interests of Sun and its stockholders. Stockholders already have more effective and direct means of communicating their concerns to Sun. The proposal would provide a relatively ineffective and potentially counter-productive vehicle for stockholders to express their views on this important subject.

Board Recommendation

The Board recommends that you vote “AGAINST” Proposal 5.

PROPOSAL 6

STOCKHOLDER PROPOSAL REGARDING BYLAW AMENDMENT

RELATED TO STOCKHOLDER RIGHTS PLANS

It is hereby RESOLVED that pursuant to Section 109 of the Delaware General Corporation Law, 8 Del. C. § 109, and Article IX of the corporation’s bylaws, the corporation’s bylaws are hereby amended by adding a new Section 3.16 to Article III as follows:

Section 3.16. Stockholder Rights Plans.

(a)	Notwithstanding anything in these bylaws to the contrary, any decision by the board of directors that has the effect of extending the term of a Stockholder Rights Plan or any rights provided thereunder shall require the approval of at least 75% of the members of the board of directors, and any Stockholder Rights Plan adopted after the effective date of this Section shall expire no later than one year following the later of the date of its adoption and the date of the last such extension decision by the board of directors.

(b)	Paragraph (a) of this Section shall not apply to any Stockholder Rights Plan ratified by the stockholders.

(c)	“Stockholder Rights Plan” refers in this Section to any “poison pill” stockholder rights plan or rights agreement designed to make acquisitions of large holdings of the corporation’s shares of stock more expensive.

(d)	Nothing in this bylaw should be construed to permit or validate any decision by the board of directors with respect to a Stockholder Rights Plan that would be otherwise impermissible or invalid.

(e)	Any decision by the board of directors to repeal or amend this Section shall require the affirmative vote of at least 75% of the members of the board of directors.

This bylaw amendment shall be effective immediately and automatically as of the date it is approved by the vote of stockholders in accordance with Article IX of the bylaws.

SUPPORTING STATEMENT:

Statement of Professor Lucian Bebchuk: I believe that it is undesirable for poison pills not ratified by stockholders to remain in place indefinitely without periodic determinations by the board of directors that maintaining the pill is advisable. I also believe that a board should not extend a poison pill beyond one year without stockholder ratification when a significant fraction of the directors oppose such an extension.

The proposed amendment would not preclude the board from maintaining a poison pill not ratified by stockholders for as long as the board deems necessary consistent with the exercise of its fiduciary duties. Rather, to the extent that the bylaw amendment is adopted, and is not amended, repealed, or held to be invalid, it would provide (1) that the board not maintain a pill without considering, within one year following the last decision to adopt or extend the pill, whether continuing to maintain the pill is desirable and (2) that the board not extend a pill if less than 75% of the directors support doing so. The proposed arrangement would not place limits on the use of poison pills ratified by the stockholders.

I urge you to vote “yes” to support this proposal.

Statement by the Board of Directors in Opposition to Proposal 6

We believe that the proposed bylaw amendment is unnecessary. The Board recognizes the importance of providing our stockholders with a role in matters relating to stockholders rights plans. Accordingly, in May 2006, the Board adopted a formal policy regarding stockholders rights plans that it believes is responsive to stockholder concerns. This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.sun.com/company/cgov/guidelines.jsp. This policy is as follows:

Policy Statement on Poison Pills

•	The Company no longer has a stockholder rights plan, or “poison pill.”

•

The Board must obtain stockholder approval prior to adopting a poison pill, unless the Board, including a majority of the independent members of the Board, in the exercise of its fiduciary responsibilities, determines that, under the circumstances then existing, it would be in the best interests of the Company and its stockholders to adopt a poison pill without prior stockholder approval.

•	If a poison pill is adopted by the Board without prior stockholder approval, the poison pill must provide that it will expire within one year of adoption unless ratified by stockholders.

In his supporting statement, Professor Bebchuk states that he believes it is undesirable for poison pills to remain in place indefinitely without stockholder ratification and that a board should not extend a poison pill beyond one year without stockholder ratification. Our current policy addresses both of Professor Bebchuk’s concerns by providing that any poison pill adopted by the board shall expire within one year unless ratified by the stockholders.

The Board has no plans to adopt a stockholders rights plan, and the Board does not have any plans to deviate from this policy on stockholders rights plans. The Board believes that this policy adequately protects the interests of stockholders in having a role in matters relating to stockholder rights plans and that the proposed bylaw amendment is unnecessary.

Board Recommendation

The Board recommends that you vote “AGAINST” Proposal 6.

PROPOSAL 7

STOCKHOLDER PROPOSAL REGARDING BYLAW AMENDMENT

TO ESTABLISH A BOARD COMMITTEE ON HUMAN RIGHTS

RESOLVED: To amend the Bylaws, by inserting the following statement as a new Article 4.4:

Board Committee on Human Rights. There is established a Board Committee on Human Rights, which is created and authorized to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

The Board of Directors is authorized in its discretion consistent with these Bylaws, the Articles of Incorporation and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic report to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

SUPPORTING STATEMENT

Our company’s products are key components of the “Great Firewall of China,” which is used by the Chinese government to monitor and restrict the flow of information within the country. Our brand has been tarnished by lingering allegations that human rights are violated by repressive regimes with the assistance of Sun Microsystems hardware.

Our company’s existing governance process does not sufficiently elevate these issues within the company or serve the interests of shareholders. The proposed Bylaw would rectify this failure of corporate governance by establishing a Board Committee on Human Rights. This committee would review and make policy recommendations regarding human rights issues raised by the company’s activities and policies.

We believe the proposed Board committee on Human Rights would be an effective mechanism for addressing the human rights implications of the company’s activities and policies as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmarks or reference documents.

Statement by the Board of Directors in Opposition to Proposal 7

We share the proponent’s commitment to human rights and are continually addressing these issues within our business practices and the communities in which we operate. However, we believe that adopting an amendment to our Bylaws to establish a dedicated Board committee is unnecessary to further our efforts to improve human rights globally in light of our established practices and policies.

To further our commitment to support human rights, we adopted a formal Human Rights Policy in May 2008. Our Human Rights Policy is based on our long-standing commitment to the highest standards of ethics and integrity, and a deep respect for all people. Moreover, our Human Rights Policy provides that we will continue to work to uphold the human rights of the people and communities where we purchase products and where our products are made, bought and sold. A copy of our Human Rights Policy is available on our website at www.sun.com/aboutsun/csr/business_practices/cgov/rights.jsp.

In 2007, we became a signatory to the United Nations Global Compact and its “Ten Principles.” The Ten Principles of the United Nations Global Compact provide a framework for businesses that are committed to aligning their operations and strategies in the areas of human rights, labor, the environment and anti-corruption. In addition, we are a member of the Electronics Industry Citizenship Coalition (the “EICC”). We adopted the EICC’s Code of Conduct, which is the foundation of our Supply Chain Code of Conduct and is intended to foster a culture of social responsibility throughout the global electronics supply chain. All of our top-tier manufacturing suppliers have committed to adhere to our Supply Chain Code of Conduct. Our Supply Chain Code of Conduct specifically addresses issues related to labor, health and safety, the environment, management systems and ethics. A copy of our Supply Chain Code of Conduct is available on our website at www.sun.com/aboutsun/csr/business_practices/sun_supplier_code_conduct.pdf.

To further enhance our efforts to be good corporate citizens, in 2007 we began publishing an annual Corporate Social Responsibility (“CSR”) report in an effort to continually improve our CSR programs and engage with our global stakeholders to identify emerging issues and assess our social, ethical and environmental practices and policies. In furtherance of this endeavor, in April 2008, the CGNC amended its charter to include oversight of our CSR programs. A copy of our CSR report is available on our website at www.sun.com/aboutsun/csr/report2007/contact/index.jsp.

Together, our Human Rights Policy, Standards of Business Conduct, Supply Chain Code of Conduct and CSR programs demonstrate that our policies and practices are based on legal and ethical principles related to non-discrimination, privacy, freedom of association, fair wages and working conditions, and anti-child and -compulsory labor. The Board believes that these policies and practices demonstrate our commitment to human rights issues. Through these measures, and with the CGNC’s oversight, the Board is able to effectively oversee the impact that our policies and practices have on human rights globally. Accordingly, we believe an amendment to our Bylaws to establish a dedicated Board committee is unnecessary.

Board Recommendation

The Board recommends that you vote “AGAINST” Proposal 7.

Annex A

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION OF

SUN MICROSYSTEMS, INC.

Sun Microsystems, Inc., a Delaware corporation (the “Company”), does hereby certify that:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: Article 11 of the Certificate of Incorporation is hereby amended by deleting this paragraph in its entirety and replacing it with the following:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.”

Signed on this             day of November, 2008.

By:
Name:	Craig Norris
Title:	Vice President, Corporate Law, and Assistant Secretary

A-1

Map and Driving Directions to Sun's Santa Clara Campus

237
880
101
87
Tasman Dr.
N. 1st St.
Lafayette St.
Zanker Rd.
Agnew Rd.
Montague Expy
Palm Dr.
Great American Pkwy
W. Trimble Rd.
San Tomas Expy
E. Brokaw Rd.
Central Expy
San Jose International Airport
N

Auditorium
Sun Microsystems, Inc.
Santa Clara Campus Building 3
4030 George Sellon Circle
Santa Clara, California 95054

FROM SAN FRANCISCO (Heading South)
» Take 101 South
» Take San Tomas/Montague Expressway exit
» Follow the exit for Montague Expressway (East)
» Turn right on ramp to Lafayette street
» Drive 0.3 miles and turn right on Palm Drive

FROM SAN JOSE (Heading North)
» Take 101 North
» Take San Tomas/Montague Expressway exit
» Follow the exit for Montague Expressway (East)
» Turn right on ramp to Lafayette street
» Drive 0.3 miles and turn right on Palm Drive

Agnew Rd.
Network Circle
George Sellon Circle
Lafayette St.
Palm Dr.
Auditorium
Leonard Stocking Dr.
Network Circle
Network Circle
Montague Expressway

P.O. Box 43004, Providence, RI 02940-3004

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A Proposal 1 - Election of Directors

The Board of Directors recommends a vote FOR all nominees.

1. Election of eleven (11) members to the Board of Directors:

For Against Abstain For Against Abstain For Against Abstain

01 - Scott G. McNealy 02 - James L. Barksdale 03 - Stephen M. Bennett

04 - Peter L.S. Currie 05 - Robert J. Finocchio, Jr. 06 - James H. Greene, Jr.

07 - Michael E. Marks 08 - Patricia E. Mitchell 09 - M. Kenneth Oshman

10 - P. Anthony Ridde 11 - Jonathan I. Schwartz

B Other Proposals

The Board of Directors recommends a vote FOR Proposals 2 - 4.

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2009.

3. Approval of amendments to Sun’s Amended and Restated Certificate of Incorporation and Bylaws to eliminate supermajority voting.

For Against Abstain

4. Approval of amendments to Sun’s 1990 Employee Stock Purchase Plan to increase the number of authorized shares issuable thereunder, extend the term and make ceratin other administrative changes.

The Board of Directors recommends a vote AGAINST Proposals 5 - 7.

For Against Abstain

For Against Abstain

5. Consideration of a stockholder proposal, if properly presented at the meeting, regarding advisory vote on compensation.

6. Consideration of a stockholder proposal, if properly presented at the meeting, regarding bylaw amendment related to stockholder rights plans.

7. Consideration of a stockholder proposal, if properly presented at the meeting, regarding bylaw amendment to establish a Board committee on human rights.

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Proxy - Sun Microsystems, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUN MICROSYSTEMS, INC. 2008 ANNUAL MEETING OF STOCKHOLDERS

By signing below, you, as a stockholder of Sun Microsystems, Inc., hereby appoint Jonathan I. Schwartz and Michael A. Dillon or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on your behalf and in your name, to represent you at Sun’s Annual Meeting of Stockholders to be held on Wednesday, November 5, 2008, and at any adjournment(s) or postponement(s) thereof, and to vote all of your shares of Common Stock on all matters to be considered at the meeting which you would be entitled to vote if personally present. The meeting will begin at 10:00 a.m. (doors will open at 9:00 a.m.) in the auditorium at Sun’s Santa Clara campus, located at 4030 George Sellon Circle, Santa Clara, California.

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